SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to Rule 14a-12

Martin Marietta Materials, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2013

Annual Meeting of

Shareholders and

Proxy Statement

April 16, 2013

Dear Fellow Shareholder:

The Directors and Officers of Martin Marietta Materials, Inc. join us in inviting you to attend Martin Marietta’s Annual Meeting of Shareholders on May 23, 2013. The formal notice of this meeting and the proxy statement describing the matters to be acted upon at the meeting accompany this letter.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote so that your shares will be represented and voted at the meeting.

Thank you for your continued support of Martin Marietta Materials.

Sincerely,

Stephen P. Zelnak, Jr.	C. Howard Nye
Chairman of the Board	President and Chief Executive Officer

MARTIN MARIETTA MATERIALS, INC.

2710 Wycliff Road, Raleigh, North Carolina 27607

Notice of Annual Meeting of Shareholders

To Be Held May 23, 2013

To our Shareholders:

The Annual Meeting of Shareholders of Martin Marietta Materials, Inc. will be held on Thursday, May 23, 2013, at 11:30 a.m. at our principal office located at 2710 Wycliff Road, Raleigh, North Carolina. At the meeting, the holders of our outstanding common stock will act on the following matters:

(1)

To elect as Directors the three (3) nominees named in the attached proxy statement, each to serve for a term of three (3) years until the Annual Meeting of Shareholders in 2016, and until their successors are duly elected and qualified;

(2)	To amend Martin Marietta’s Articles of Incorporation to provide for majority voting in director elections other than contested elections.

(3)	To ratify the appointment of Ernst & Young, LLP as independent auditors for 2013;

(4)	To approve, by a non-binding advisory vote, the compensation of our named executive officers; and

(5)	Any other business as may properly come before the meeting.

All holders of record of Martin Marietta Materials common stock (NYSE: MLM) at the close of business on March 15, 2013 are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the meeting.

Whether or not you expect to attend the meeting, we hope you will date and sign the enclosed proxy card and mail it promptly in the enclosed stamped envelope.

By Order of the Board of Directors,

Roselyn R. Bar

Senior Vice President, General

Counsel and Secretary

Raleigh, North Carolina

April 16, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL SHAREHOLDER MEETING TO BE HELD ON MAY 23, 2013

Martin Marietta’s proxy statement, form of proxy card and 2012 Annual Report to Shareholders are also available for review on the Internet at ir.martinmarietta.com/annuals.cfm.

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement contains information related to the annual meeting of shareholders of Martin Marietta Materials, Inc., a North Carolina corporation (referred to as the “Corporation” or “Martin Marietta”), to be held on Thursday, May 23, 2013, at 11:30 a.m. at Martin Marietta’s principal office, 2710 Wycliff Road, Raleigh, North Carolina. Martin Marietta’s audited financial statements and portions of the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are being mailed to shareholders with this proxy statement.

This proxy statement, the proxy card, and the notice of meeting are being sent commencing on approximately April 18, 2013 to shareholders of record on March 15, 2013.

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act on the matters outlined in the accompanying notice of annual meeting of shareholders. This statement is furnished in connection with the solicitation by Martin Marietta’s Board of Directors of proxies to be used at the meeting and at any and all adjournments or postponements of the meeting.

Whether or not you plan to attend the meeting, we encourage you to date, sign, and return your proxy in the enclosed envelope.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on March 15, 2013 are entitled to notice of and to participate in the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all the shares that you held on that date at the meeting, or any adjournments or postponements of the meeting.

What are the voting rights of the holders of Martin Marietta Materials common stock?

Each share of Martin Marietta Materials common stock is entitled to one vote on each matter considered at the meeting.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, beneficial owners presenting satisfactory evidence of ownership as of the record date, and invited guests of Martin Marietta may attend the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the common stock outstanding on the record date constitutes a quorum, permitting shareholders to take action at the meeting. On March 15, 2013, there were 45,926,207 shares outstanding of Martin Marietta’s common stock, $.01 par value per share.

Who will oversee the voting results?

Votes cast by proxy or in person at the annual meeting will be tabulated by an independent inspector of election appointed by Martin Marietta’s Board of Directors for the annual meeting from American Stock Transfer & Trust Company, Martin Marietta’s transfer agent. The inspector of election will determine whether a quorum is present. For purposes of determining the presence of a quorum, abstentions and broker non-votes (which are described below) will be counted as shares that are present and entitled to vote.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to Martin Marietta, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card or vote in person. Shareholders whose shares are held by brokers, banks, or other nominees who wish to vote at the meeting will need to obtain a proxy form from the institution that holds its shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your vote, you may revoke your proxy at any time prior to its exercise at the annual meeting (i) by filing with Martin Marietta’s Corporate Secretary an instrument revoking the proxy prior to the meeting, (ii) by the timely delivery to Martin Marietta’s Corporate Secretary, including at the meeting, of a subsequently dated and executed proxy, or (iii) if you attend the meeting, by voting your shares in person. Attendance at the meeting will not in and of itself constitute a revocation of a proxy.

How do I vote my 401(k) shares?

Each participant in Martin Marietta’s Performance Sharing Plan and the Savings and Investment Plan may direct the trustee as to the manner in which shares of common stock allocated to the plan participant’s account are to be voted. If the plan participant does not return a signed voting instruction card to the trustee in a timely manner or returns a card without indicating any voting instructions, the trustee will vote the shares in the same proportion as shares for which the trustee receives voting instructions for that plan.

How are brokers required to vote? What are “broker non-votes”?

Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the beneficial owners. If specific instructions are not received, brokers may generally vote these shares at their discretion. However, the New York Stock Exchange rules preclude brokers from exercising their voting discretion on certain proposals, such as the election of Directors or executive compensation matters. In such cases, absent specific instructions from the beneficial owner, the broker may not vote on those proposals. This results in what is known as a “broker non-vote.” The ratification of the appointment of independent auditors is not a proposal subject to this rule. Accordingly, if you want your broker to vote your shares on the election of Directors, the approval of the proposed amendments to the Articles of Incorporation, or the approval on an advisory basis of the compensation of our named executive officers, you must provide specific voting instructions to your broker. Conversely, any broker holding shares for you may vote your shares at their discretion with respect to the ratification of the appointment of independent auditors unless you give them specific instructions on how you wish for them to vote.

Will my broker vote my shares for me on the election of Directors?

Under the New York Stock Exchange rules, the election of Directors, the approval of the amendments to the Articles of Incorporation, and the advisory vote on executive compensation are not considered routine matters and your broker will not be able to vote your shares with respect to those matters if you have not provided directions to your broker. We strongly encourage you to submit your proxy card and exercise your right to vote as a shareholder.

What vote is required to approve each item?

The election of Directors requires a plurality of the votes cast. “Withheld” votes are not counted in determining whether a plurality of votes was received by a Director nominee.

Approval of the amendments to the Articles of Incorporation, the ratification of the appointment of independent auditors, the approval on an advisory basis of the compensation of our named executive officers, and any other proposal presented at the meeting, will be approved if more votes are cast by proxy or in person in favor of the proposal than are cast against it. Abstentions and broker non-votes, if any, will not be counted “for” or “against” the proposal.

Where can I find voting results for the Annual Meeting?

We will announce preliminary voting results at the conclusion of the meeting and publish final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days after the annual meeting.

Where can I find out more information about Martin Marietta Materials?

Martin Marietta maintains a website at www.martinmarietta.com where you can find additional information about Martin Marietta. Visitors to the website can view and print copies of Martin Marietta’s SEC filings, including periodic and current reports on Forms 10-K, 10-Q and 8-K, as soon as reasonably practicable after those filings are made with the SEC. Copies of the charters for each of our Audit Committee, Management Development and Compensation Committee, and Nominating and Corporate Governance Committee, Corporate Governance Guidelines, and Code of Ethics and Standards of Conduct are all available through the website. Alternatively, our shareholders and other interested parties may obtain, without charge, copies of all of these documents by writing to the Corporate Secretary, Martin Marietta Materials, Inc., 2710 Wycliff Road, Raleigh, NC 27607. Please note that the information contained on Martin Marietta’s website is not incorporated by reference in, or considered to be a part of, this document.

Who is paying for this proxy statement?

The entire cost of preparing, assembling, printing, and mailing the Notice of Meeting, this proxy statement, and proxies, and the cost of soliciting proxies relating to the meeting, if any, has been or will be paid by Martin Marietta. In addition to use of the mails, proxies may be solicited by officers, Directors, and other regular employees of Martin Marietta by telephone, facsimile, or personal solicitation, and no additional compensation will be paid to such individuals. Martin Marietta will use the services of Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, a professional soliciting organization, to assist in obtaining in person or by proxy shareholder votes. Martin Marietta estimates its expenses for solicitation services will not exceed $15,000. Martin Marietta will, if requested, reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals.

Will any other matters be presented at the annual meeting?

At the time this proxy statement was filed with the Securities and Exchange Commission, the Board of Directors was not aware that any matters not referred to herein would be presented for action at the annual meeting. If any other matters properly come before the meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented by proxies on such matters in accordance with their judgment in the best interests of Martin Marietta. It is also intended that discretionary authority will be exercised with respect to the vote on any matters incident to the conduct of the meeting.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation, as well as a description of each proposal, is set forth in this proxy statement. The Board recommends a vote:

•	FOR the election of the nominated slate of Directors;

•	FOR the approval of the amendments to Martin Marietta’s Articles of Incorporation to provide for majority voting in director elections that are not contested;

•	FOR the ratification of the appointment of Ernst & Young LLP as independent auditors; and

•	FOR the approval, by a non-binding advisory vote, of the compensation of our named executive officers as described in this Proxy Statement.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 23, 2013

This proxy statement, form of proxy card and the accompanying annual report are also available at ir.martinmarietta.com/annuals.cfm.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Who are the largest owners of Martin Marietta’s stock?

The following table sets forth information with respect to the shares of common stock which are held by persons known to Martin Marietta to be the beneficial owners of more than 5% of such stock as of April 1, 2013. To the best of Martin Marietta’s knowledge, based on filings with the Securities and Exchange Commission as noted below, no person beneficially owned more than 5% of any class of Martin Marietta’s outstanding voting securities at the close of business on April 1, 2013, except for those shown below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

RS Investment Management Co. LLC[1] 388 Market Street, Suite 1700 San Francisco, CA 94111	3,358,353	7.30%
BlackRock, Inc.[2] 40 East 52nd Street New York, NY 10022	2,826,652	6.16%

Morgan Stanley Investment Management, Inc.[3] 522 Fifth Avenue New York, NY 10036	2,576,188	5.60%
First Eagle Investment Management, LLC[4] 1345 Avenue of the Americas New York, NY 10105	2,427,291	5.29%

SPO Advisory Corp.[5] 591 Redwood Highway, Suite 3215 Mill Valley, CA 94941	2,292,751	5.00%

1	As reported in Schedule 13G dated December 31, 2012 filed with the Securities and Exchange Commission on February 15, 2013.

2	As reported in Schedule 13G/A dated December 31, 2012 filed with the Securities and Exchange Commission on February 5, 2013.

3	As reported in Schedule 13G dated December 31, 2012 filed with the Securities and Exchange Commission on February 13, 2013.

4	As reported in Schedule 13G/A dated December 31, 2012 filed with the Securities and Exchange Commission on February 11, 2013.

5	As reported in Schedule 13G/A dated December 31, 2012 filed with the Securities and Exchange Commission on February 14, 2013.

How much stock do Martin Marietta’s Directors and executive officers own?

The following table sets forth information as of April 1, 2013 with respect to the shares of common stock that are beneficially owned by the Directors and nominees, the Chief Executive Officer, the Chief Financial Officer, three other executive officers and a former executive officer who resigned on December 28, 2012, who are listed in the Summary Compensation Table on page 51 of this proxy statement, individually, and by all Directors and executive officers of Martin Marietta as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]
Roselyn R. Bar	72,106	[2]
Sue W. Cole	40,281	[3,4]
Dana F. Guzzo	10,317	[2]
Anne H. Lloyd	90,641	[2]
David G. Maffucci	25,356	[3]
Donald A. McCunniff	2,242	[2]
William E. McDonald	34,897	[3]
Frank H. Menaker, Jr.	40,171	[3]
C. Howard Nye	127,871	[2]
Laree E. Perez	21,764	[3]
Michael J. Quillen	12,517	[3]
Dennis L. Rediker	22,924	[3]
Bruce A. Vaio	65,352	[2]
Richard A. Vinroot	37,056	[3]
Stephen P. Zelnak, Jr.	178,908	[3,6]
All Directors and executive officers as a group (15 individuals including those named above)	782,403	[3,4,6,7]

1

As to the shares reported, unless indicated otherwise, (i) beneficial ownership is direct, and (ii) the person indicated has sole voting and investment power. None of the Directors or named executive officers individually own in excess of one percent of the shares of common stock outstanding. All Directors and executive officers as a group own 1.91% of the shares of common stock outstanding as of April 1, 2013. None of the shares reported are pledged as security.

2

The number of shares owned for each of Mr. Nye, Ms. Lloyd, Ms. Bar, Mr. McCunniff, Ms. Guzzo, and Mr. Vaio, assumes that options held by each of them covering shares of common stock in the amounts indicated, which are currently exercisable within 60 days of April 1, 2013, have been exercised: Mr. Nye, 62,691; Ms. Lloyd, 51,104; Ms. Bar, 43,592; Mr. McCunniff, 0; Ms. Guzzo, 5,548; and Mr. Vaio, 43,051. The amounts reported also include common stock units credited to each of the named executives in connection with (i) their deferral of a portion of their cash bonus under the Martin Marietta Materials, Inc. Incentive Stock Plan, and (ii) restricted stock awards granted under the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan that are subject to forfeiture in accordance with the terms of the plan (other than with respect to Mr. Vaio), each in the following amounts: Mr. Nye, 8,433 and 27,584, respectively; Ms. Lloyd, 2,230 and 11,329, respectively; Ms. Bar, 2,107 and 9,247, respectively; Mr. McCunniff, 423 and 1,819, respectively; Ms. Guzzo, 961 and 2,055, respectively; and Mr. Vaio, 1,999 and 11,329, respectively. There are no voting rights associated with the stock units.

3

Amounts reported include (1) compensation paid on an annual basis that Directors have received in common stock units that is deferred pursuant to the Amended and Restated Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors and (2) 1,592 restricted stock units that each Director received in 2012 as part of their compensation. The Directors do not have voting or investment power for their respective share units. The number of common stock units credited to each of the Directors as of April 1, 2013 is as follows: Ms. Cole, 17,927; Mr. Maffucci, 13,356; Mr. McDonald, 19,897; Mr. Menaker, 22,567; Ms. Perez, 9,764; Mr. Quillen, 9,517; Mr. Rediker, 13,924; Mr. Vinroot, 20,056; and Mr. Zelnak, 7,964. Amounts reported also include options for common stock for each Director, as follows: Ms. Cole, 17,000; Mr. Maffucci, 12,000; Mr. McDonald, 15,000; Mr. Menaker, 15,000; Ms. Perez, 12,000; Mr. Quillen, 3,000; Mr. Rediker, 9,000; Mr. Vinroot, 17,000; and Mr. Zelnak, 151,268.

4	Includes an approximation of the number of shares in IRA and 401(k) accounts.

5	Mr. Vaio resigned as Executive Vice President on December 28, 2012. The amounts reported reflect ownership as of April 1, 2013.

6

The amounts reported also include 19,676 restricted stock unit awards previously granted to Mr. Zelnak under the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan when he served as Chief Executive Officer of Martin Marietta.

7

Amounts reported include: (1) 457,254 options held by Directors and executive officers, which are currently exercisable within 60 days of April 1, 2013; (2) 16,153 common stock units credited to executive officers in connection with their deferral of a portion of their cash bonus under the Martin Marietta Materials, Inc. Incentive Stock Plan; (3) 63,363 common stock units credited to executive officers in connection with restricted stock awards granted under the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan that are subject to forfeiture in accordance with the terms of the plan (other than with respect to Mr. Vaio); and (4) 87,823 common stock units credited to the Directors in connection with restricted stock awards granted under the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan. There are no voting rights associated with the stock units.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors and officers of Martin Marietta and persons who own more than 10% of the common stock to file with the Securities and Exchange Commission initial reports of ownership and reports in changes in ownership of the common stock. Directors, officers and more than 10% shareholders are required by Securities and Exchange Commission regulations to furnish to Martin Marietta copies of all Section 16(a) reports filed.

Based solely on its review of the copies of reports furnished to Martin Marietta and written representations of Directors and officers that no other reports were required for the year ended December 31, 2012, Martin Marietta believes that no Director, officer, or 10% shareholder failed to timely file in 2012 any report required by Section 16(a).

THE BOARD OF DIRECTORS

The Board of Directors currently consists of ten members, nine of whom are non-employee Directors. The Board is divided into three classes with three-year terms.

The Board of Directors has nominated three persons for election as Directors to serve three-year terms expiring in 2016. Unless otherwise directed, proxies will be voted in favor of these nominees. Each nominee has agreed to serve if elected. Each of the nominees is currently serving as a Director. Should any nominee become unable to serve as a Director, the persons named in the enclosed form of proxy will, unless otherwise directed, vote for the election of such other person for such position as the present Board of Directors may recommend in place of such nominee.

Under our Bylaws, nominations of persons for election to the Board of Directors may be made at an annual meeting of shareholders by the Board of Directors and by any shareholder who complies with the notice procedures set forth in the Bylaws. As described in the proxy statement for our 2012 annual meeting, for a nomination to be properly made by a shareholder at the 2013 annual meeting, the shareholder’s notice must have been sent to, and received by, our Secretary at our principal executive offices between January 18, 2013 and February 17, 2013. No such notice was received during this period. Should any of the following nominees be unavailable for election by reason of death or other unexpected occurrence, the proxy, to the extent permitted by applicable law, may be voted with discretionary authority in connection with the nomination by the Board of Directors and the election of any substitute nominee.

The following sets forth the age and certain other biographical information for each of the nominees for election and for each of the other members of the Board of Directors as of the date of this proxy statement.

PROPOSAL 1

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

Nominees for Election to the Board of Directors for a Term Continuing Until 2016:

C. Howard Nye (50)

Director (since 2010)

Mr. Nye has served as President and Chief Executive Officer of Martin Marietta since January 1, 2010. He previously served as President and Chief Operating Officer of Martin Marietta from August 2006 to 2009. From 2003 to 2006, Mr. Nye served as Executive Vice President of Hanson Aggregates North America, a producer of aggregates for the construction industry, and in other managerial roles since 1993. Mr. Nye has also been active in a number of various business, civic, and education organizations, including serving as a member of the Board of Directors for the National Stone, Sand & Gravel Association, the American Road & Transportation Builders Association, and Romeo Guest Associates, Inc. Mr. Nye is also a member of the Duke University Alumni Board, as well as a former gubernatorial appointee to the North Carolina Mining Commission.

Key attributes, experience and skills:

Mr. Nye has extensive knowledge of the construction aggregates industry from his 29 years of experience in all facets of the construction materials business. He brings to the Board extensive leadership, business, operating, mergers and acquisitions, legal, customer-relations, and safety and environmental experience. He understands the competitive nature of the business and has strong management skills and broad executive experience. In addition, Mr. Nye brings to the Board his broad strategic vision for the future growth of Martin Marietta.

Laree E. Perez (59)

Director (since 2004), Chair of the Finance Committee and member of the Audit Committee and the Ethics, Environment, Safety and Health Committee.

Ms. Perez serves as the Managing Partner in The Medallion Company, LLC, an investment management company, since 2003 and as an independent financial consultant with that company since 2002. Ms. Perez was previously a Director of GenOn Energy, Inc., one of the largest power producers in the United States, from 2002 to 2012, and served as the Chairman of the Audit Committee of GenOn Energy, Inc. from 2002 to 2007 and a member of its Audit and Risk and Finance Oversight Committees from 2008 to December 2012. She previously served as the Chairman of the Audit Committee of GenOn Energy, Inc. from 2002 to 2007. From 1996 to 2002, she was Vice President of Loomis, Sayles & Company, L.P. Ms. Perez was co-founder of Medallion Investment Company, Inc. and served as President and Chief Executive Officer from

1991 until it was acquired by Loomis Sayles in 1996. Ms. Perez recently served as Vice Chairman of the Board of Regents at Baylor University and previously served on the Board of Trustees of New Mexico State University, where she was also Chairman of the Board. Ms. Perez has also served on the Leadership Council and as Chair of the Development Committee for the Mayo Clinic Arizona. Ms. Perez has over 30 years’ experience in finance and investments.

Key attributes, experience and skills:

Ms. Perez brings to the Board significant business, financial and private investment experience. She has significant expertise with respect to financial statements, corporate finance, accounting and capital markets, mergers and acquisitions, and strategic analysis. Ms. Perez also brings insight into auditing best practices from her experience serving as a Board member on the audit and finance committees of other publicly-traded companies. Her familiarity with the southwestern United States has been very valuable to the Board since Martin Marietta has important operations in that region and she gives the Board perspective on diversity.

Dennis L. Rediker (69)

Director (since 2003), Member of the Audit Committee, the Finance Committee and the Ethics, Environment, Safety and Health Committee.

Mr. Rediker serves as the President and Chief Operating Officer of Utility Composite Solutions International (UCSI), a developer and maker of composite materials for utility and municipal lighting applications. From 2009 to 2011, Mr. Rediker served as the President and Chief Operating Officer of B4C, LLC, a developer and maker of ceramic materials for defense and aerospace applications. He continues to serve as a consultant for B4C, LLC. He previously served as President and Chief Executive Officer of The Standard Register Company, a document services company, from 2000 until his retirement in 2008. Mr. Rediker was also previously the Chief Executive Officer and a Director of English China Clays, plc. During the past five years, Mr. Rediker served as Director of The Standard Register Company. Mr. Rediker is past volunteer Chairman of the Board of Trustees of the National Composites Center, and previously served on the Dayton Development Coalition and on the Board of Managers for the National Museum of the U.S. Air Force Foundation.

Key attributes, experience and skills:

Mr. Rediker brings to the Board significant operating, financial, leadership, strategic, audit, and marketing experience as a result of his tenure as chief executive officer of publicly-traded companies and service on their boards. He also has extensive experience in mergers and acquisitions, environmental and safety, and customer service that has been valuable to the Board. In addition, Mr. Rediker has considerable expertise in corporate strategy from his various roles, including his former association with McKinsey & Co.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

ALL NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Directors Whose Terms Continue Until 2015:

David G. Maffucci (62)

Director (since 2005), Chair of the Audit Committee and member of the Finance Committee.

Mr. Maffucci is a Director of Domtar Corporation, which designs, manufactures, markets and distributes a wide variety of fiber-based products, including communication papers, specialty and packaging papers, and adult incontinence products. He is currently a member of its Audit and Finance Committees. Mr. Maffucci served as Executive Vice President and Chief Financial Officer of Xerium Technologies, Inc., a manufacturer and supplier of consumable products used in paper production, from 2009 to 2010. He served on its Board of Directors from 2008 until 2010, serving on its Audit and Compensation Committees from 2008 to 2009. From 2005 to 2006, Mr. Maffucci served as Executive Vice President of Bowater Incorporated (the predecessor in interest to Resolute Forest Products (NYSE: RFP)) and President of its Newsprint Division. He served as Chief Financial Officer of Bowater Incorporated from 1995 to 2005. Resolute Forest Products produces a wide range of newsprint and commercial printing papers, market pulp and wood products. On March 30, 2010, Xerium Technologies, Inc. filed a voluntary petition for relief under Chapter 11 of the Federal bankruptcy laws as part of a “pre-arranged” restructuring plan with the support of its lenders. On May 25, 2010, Xerium Technologies, Inc. emerged from Chapter 11 protection. Mr. Maffucci previously worked at KPMG.

Key attributes, experience and skills:

Mr. Maffucci brings to the Board extensive financial experience gained through his positions as chief financial officer, a member of the audit committees of publicly-traded companies, and formerly with a large public accounting firm. This experience enables him to provide insight into Martin Marietta’s financial statements, accounting principles and practices, auditing, internal control over financial reporting, and risk management processes.

William E. McDonald (70)

Director (since 1996), Chair of the Nominating and Corporate Governance Committee, member of the Executive Committee and the Management Development and Compensation Committee.

Mr. McDonald served as President and Chief Executive Officer of Sprint Mid-Atlantic Telecom and Sprint Mid-Atlantic Operations from 1993 to 1998, and was President and Chief Executive Officer for the United Telephone-Eastern in Carlisle, Pennsylvania. Mr. McDonald began working with Sprint in 1968 when he joined Sprint United Telephone-Southeast. He progressed through various management positions until 1980, when he was named Vice President-Revenue Requirements. In 1981, he became Vice President-Operations for Sprint United Telephone-Midwest in Kansas City, Missouri. Mr. McDonald became President of Uninet in 1982 and in 1984 served as Senior Vice President-Network

Development for what is now Sprint Long Distance. He was named President of Sprint United Telephone-Northwest in Hood River, Oregon, in 1986, before becoming President of Sprint United Telephone-Eastern. Mr. McDonald served as Senior Vice President, Customer Service Operations, Sprint Corporation, a telecommunications company, until his retirement in 2000.

Key attributes, experience and skills:

Mr. McDonald brings to the Board leadership, corporate governance, executive compensation, customer service, marketing, sales, and human resources experience from his service as chief executive officer of large business regions with significant operations. His 17-year tenure on the Board gives him a valuable perspective into our business, its strategy and industry leadership.

Frank H. Menaker, Jr. (72)

Director (since 1993), Member of the Audit Committee, the Ethics, Environment, Safety and Health Committee, the Executive Committee and the Management Development and Compensation Committee.

Mr. Menaker previously served as Senior Vice President and General Counsel of Lockheed Martin Corporation, a defense, aeronautics, and aerospace company, from 1996 until 2005, and previously was General Counsel of Martin Marietta Corporation since 1981. During his tenure, Mr. Menaker helped guide Lockheed Martin Corporation and Martin Marietta Corporation through a period of consolidation in the defense industry, beginning with Martin Marietta Corporation’s successful “Pac Man” defense of Bendix Corporation’s attempted hostile takeover of Martin Marietta Corporation in 1982. He retired from Lockheed Martin Corporation in 2006. From 2006 to 2012, Mr. Menaker was a member, and subsequently counsel in the DLA Piper international law firm, based in Washington, D.C., and a member of the McCammon Group, a mediation, arbitration, facilitation, training and consulting group providing conflict resolution services throughout the mid-Atlantic region. Mr. Menaker’s professional activities include previously serving as past chair and fellow of the ABA Public Contract Law Section, and as a board member of the Atlantic Legal Foundation. During the past five years, Mr. Menaker served as a Director and as Member of the Audit Committee of North American Galvanizing and Coatings, Inc., which merged with AZZ Incorporated in 2010.

Key attributes, experience and skills:

Mr. Menaker brings to the Board his experience as general counsel of an S&P 100 corporation, with responsibility for legal, compliance, corporate governance, among other matters, as well as his experience in management, leadership, executive compensation, financial affairs, governmental and regulatory issues, safety, health and environmental matters, and mergers and acquisitions. As one of the original members of Martin Marietta’s Board, Mr. Menaker also brings an important perspective on Martin Marietta’s business, strategy, and culture. In addition, Mr. Menaker is a recognized leader in corporate ethics programs.

Richard A. Vinroot (72)

Director (since 1996), Chair of the Ethics, Environment, Safety and Health Committee and member of the Nominating and Corporate Governance Committee.

Mr. Vinroot has been a member of the law firm of Robinson, Bradshaw & Hinson, P.A. in Charlotte, North Carolina since 1969, where he practices in the areas of civil litigation including construction, labor, employment discrimination, securities and commercial contract disputes and controversies. He has appeared and served as lead trial counsel in the successful prosecution, defense and resolution of numerous actions in the federal and state courts during the past several years. Mr. Vinroot has also been active in civic and community activities, including serving on the Board of Trustees of Sugar Creek Charter School and the Board of Trustees of the Charlotte-Mecklenburg County YMCA. From 1991 to 1995, Mr. Vinroot served as Mayor of Charlotte, North Carolina and from 1983 to 1991, he served on the Charlotte City Council.

Key attributes, experience and skills:

Mr. Vinroot brings tremendous experience to the Board from both private practice of law and his elected position as Mayor of Charlotte, North Carolina related to leadership, corporate governance, legal, mergers and acquisitions, governmental and regulatory issues, safety, health and environmental matters. His familiarity with North Carolina, which is one of Martin Marietta’s most important states, has been very valuable to the Board, as well as his involvement with non-profit organizations to give the Board perspective on diversity and corporate citizenship.

Directors Whose Terms Continue Until 2014:

Sue W. Cole (62)

Director (since 2002), Chair of the Management Development and Compensation Committee and member of the Nominating and Corporate Governance Committee.

Ms. Cole is the managing partner of SAGE Leadership & Strategy, LLC, an advisory firm for businesses and organizations and individuals relating to strategy, governance and leadership development. Ms. Cole was previously a principal of Granville Capital Inc., a registered investment advisor, from 2006 to 2011. Ms. Cole has more than 37 years’ experience in financial services and investment management. Before joining Granville Capital, she served as Regional Chief Executive Officer of the Mid-Atlantic Region of U.S. Trust Company, N.A., an integrated wealth management firm, from 2003 to 2006, and as Chief Executive Officer for U.S. Trust Company of North Carolina and North Carolina Trust Company. Previously she was Head of Corporate Lending for the Greensboro, North Carolina Region of NCNB. Ms. Cole also previously served as a Director of UNIFI, Inc., and has been active in the community and charitable organizations including serving on the Investment Committees of UNC-Greensboro, the Cone Health Foundation, and the Weaver Foundation; Chair of the Management Development and Compensation Committee and member of the Executive Committee of the North Carolina Biotechnology Center; member of the Board of Directors of the North Carolina Economic Development Board; and trustee and Vice Chairman of the Board of Governors of the Center for Creative Leadership. Ms. Cole is also Chair of the Board of Directors of Biscuitville, Inc.

Key attributes, experience and skills:

Ms. Cole brings to the Board valuable experience in executive compensation, corporate governance, human resources, finance and financial statements, and customer service in connection with her role as chief executive officer of several financial services and investment advisory businesses as well as several non-profit organizations. She also has strong leadership skills and familiarity with governmental affairs from her service on the boards of various business associations and non-profit organizations in North Carolina, an important state to Martin Marietta.

Michael J. Quillen (64)

Director (since 2008), Member of the Ethics, Environment, Safety and Health Committee, Finance Committee and the Management Development and Compensation Committee.

Mr. Quillen served as Chief Executive Officer and a member of the Board of Directors of Alpha Natural Resources, Inc., a leading Appalachian coal supplier, since its formation in 2004 until its merger with Foundation Coal Holdings, Inc. in July 2009. He continued to serve as Executive Chairman through December 2009 and served as non-Executive Chairman of the combined entity, also named Alpha Natural Resources, Inc., until May 2012 He was named Chairman of the Board of Alpha in 2006. Mr. Quillen served as President of Alpha until 2006. In 2002, Mr. Quillen joined the Alpha management team as President and the sole manager of Alpha’s operating subsidiary, Alpha Natural Resources, LLC, where he had served as Chief Executive Officer since 2003. From 2002 to 2005 he also served in senior executive capacities with other former affiliates of Alpha. From September 1998 to December 2002, Mr. Quillen was Executive Vice President – Operations of AMCI Metals and Coal International Inc., a mining and marketing company (“AMCI”). While at AMCI, he was also responsible for the development of AMCI’s Australian properties. He has held senior executive positions in the coal industry throughout his career, including Vice President-Operations of Pittston, President of Pittston Coal Sales Corp., Vice President of AMVEST Corporation, Vice President-Operations of NERCO Coal Corporation, President and Chief Executive Officer of Addington, Inc. and manager of Mid-Vol Leasing, Inc. Mr. Quillen has over 30 years of experience in the coal industry starting as an engineer.

Mr. Quillen has served as Chairman of the Board of Visitors of Virginia Polytechnic Institute and State University since July 2012 and as Chairman of the Audit and Finance Committee of Virginia Polytechnic Institute and State University from July 2010 to June 2012. He also served on the Virginia Port Authority from 2003 to 2012 and as Chairman from July 2011 to December 2012.

Key attributes, experience and skills:

Mr. Quillen brings to the Board valuable business, leadership, management, financial, and mergers and acquisitions experience through his service of more than 30 years in senior positions, including chief executive officer and chairman, of publicly-traded companies. He also has extensive experience related to mining companies, governmental and regulatory issues, and safety, health and environmental matters. Mr. Quillen also brings tremendous insight and expertise with respect to strategic analysis, the natural resources industry, and energy. In addition, Mr. Quillen has a wealth of knowledge related to transportation, which is a key factor in our business.

Stephen P. Zelnak, Jr. (68)

Director (since 1993), Chairman of the Board of Directors and Chairman of the Executive Committee.

Mr. Zelnak has served as non-Executive Chairman of Martin Marietta since May 27, 2010. He served as Executive Chairman from January 1, 2010 to May 27, 2010. He previously served as Chief Executive Officer of the Corporation since 1993 and as President of the Corporation from 1993 to 2006. Mr. Zelnak joined Martin Marietta Corporation in 1981 and he had been responsible for the Aggregates operations since 1982. Mr. Zelnak is also a Director of Beazer Homes USA, Inc. Mr. Zelnak is also Chairman and majority owner of ZP Enterprises, LLC a private investment firm which he is the majority owner, which owns and manages several precision machining and specialty coatings companies in the Southeast. Mr. Zelnak has served as Chairman of the North Carolina Chamber, North Carolina Community College Foundation, National Stone, Sand and Gravel Association, Peace College Board of Trustees, North Carolina Foundation for Research and Economic Education, North Carolina Aggregates Association and the North Carolina State University Physical and Mathematical Sciences Foundation. He currently serves on the Advisory Boards of North Carolina State University and Georgia Institute of Technology.

Key attributes, experience and skills:

As the longstanding Chairman of the Board of Martin Marietta and previous Chief Executive Officer, Mr. Zelnak brings extensive leadership, business and operating experience to the Board, as well as knowledge of all aspects of Martin Marietta and the construction aggregates industry. He also brings his broad strategic and financial experience to the Board, knowledge of the home building industry and factors that impact construction from his service on the board of a large homebuilder, and corporate governance from serving on the boards and various committees of other companies.

DIRECTOR COMPENSATION

Martin Marietta uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, Martin Marietta considers the significant amount of time that Directors expend in fulfilling their duties to Martin Marietta as well as the skill-level required by Martin Marietta of members of the Board. The Board determines reasonable compensation for Directors upon recommendation of the Management Development and Compensation Committee of the Board, which retains independent compensation consultants to assist it.

Cash Compensation Paid to Board Members

For the fiscal year ended December 31, 2012, all of the individuals who were then Directors, except Mr. Nye, who was the Chief Executive Officer of Martin Marietta in 2012 and was not and is not compensated separately for his service as a Director, received an annual retainer of $32,500. Directors received $1,250 for each regular or special meeting of the Board and Board committees attended. Members of the Audit Committee received an additional $5,000 in view of their increased responsibilities. The Chair of the Audit Committee received an additional annual fee of $15,000 in light of his increased responsibilities. Each committee chair (other than the Chairs of the Audit and the Executive Committees) received an annual fee of $8,000. Directors were also reimbursed for travel and other expenses related to attendance at Board and committee meetings. Martin Marietta’s plane was used to transport some Directors to and from Board and committee meetings, but no Directors received personal use of Martin Marietta’s plane or other perquisites and personal benefits in 2012. In his role as non-executive Chairman, Mr. Zelnak received $125,000 in addition to the annual retainer in lieu of receiving Committee meeting attendance fees.

Equity Compensation Paid to Board Members

All of the individuals who were Directors in 2012, except Mr. Nye, were granted 1,592 restricted stock units pursuant to the Amended and Restated Stock-Based Award Plan. The restricted stock units granted to the Directors in 2012 were fully vested upon award and will be distributed upon retirement from the Board of Directors.

Deferred Compensation Program for Board Members

Pursuant to the Common Stock Purchase Plan for Directors, non-employee Directors may elect to receive all or a portion of their fees in the form of Martin Marietta’s common stock, which must be deferred until, at the Director’s election, the date the person ceases to be a Director or the date that is one year and one month following the date that the person ceases to be a Director. Directors may elect to receive payment of the deferred amount in a single lump sum or in equal annual installments for a period up to ten years. Directors may also elect to defer their fees paid in cash on the same basis. The Board of Directors unanimously agreed that a minimum of 50% of each Director’s fees would be paid in common stock and deferred pursuant to the terms of the plan. Amounts deferred under the plan in cash are credited with interest at the prime rate. Amounts deferred under the plan in common stock are credited toward units of common stock at a 20% discount from the fair market value of the common stock (the closing price of the common stock as reported in the Wall Street Journal) on the date the Director fees would otherwise be paid. There are no matching contributions made by Martin Marietta.

The units are converted into common stock of Martin Marietta pursuant to the terms of the plan. Dividend equivalents are paid on the units at the same rate as dividends are paid to all shareholders. The Directors do not have voting or investment power for their respective units.

Director Compensation Table

The table below summarizes the compensation paid by Martin Marietta to each person who served as a non-employee Director during the fiscal year ended December 31, 2012.

Name[1] (a)	Fees Earned or Paid in Cash($)[2] (b)	Stock Awards($)[3] (c)	Option Awards($)[4] (d)	Non-Equity Incentive Plan Compensation($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)[5] (f)	All Other Compensation($)[6] (g)	Total($) (h)

Sue W. Cole	59,250	110,039			4,222	46,612	220,123
David G. Maffucci	76,250	110,039			1,771	41,045	229,105
William E. McDonald	58,000	110,039			5,631	50,889	224,559
Frank H. Menaker, Jr.	66,250	110,039			6,753	58,106	241,148
Laree E. Perez	73,000	110,039			1,296	25,114	209,449
Michael J. Quillen	55,000	110,039			882	28,799	194,720
Dennis L. Rediker	63,750	110,039			3,143	40,082	217,014
Richard A. Vinroot	54,250	110,039			6,066	50,673	221,028
Stephen P. Zelnak, Jr.	173,000	110,039			440	33,725	317,204

1

Mr. Nye, who is the Chief Executive Officer of Martin Marietta and a member of the Board of Directors, is not included in this table because he is not compensated separately for his service as a Director. The compensation received by Mr. Nye as an employee of Martin Marietta is shown in the Summary Compensation Table on page 51.

2

The amounts in column (b) reflect fees earned in 2012. Some of these fees were deferred pursuant to the Common Stock Purchase Plan for Directors in the form of common stock units. The number of units of common stock credited in 2012 to each of the Directors under the Common Stock Purchase Plan for Directors and the grant date fair value for these awards determined in accordance with FASB ASC Topic 718, which includes the 20% discount, are as follows: Ms. Cole, 1,010 units and $58.66 value, respectively; Mr. Maffucci, 1,303 units and $58.52 value, respectively; Mr. McDonald, 992 units and $58.47 value, respectively; Mr. Menaker, 1,102 units and $60.12 value, respectively; Ms. Perez, 615 units and $59.35 value, respectively; Mr. Quillen, 922 units and $59.65 value, respectively; Mr. Rediker, 1,067 units and $59.75 value, respectively; Mr. Vinroot, 936 units and $57.96 value, respectively; and Mr. Zelnak, 1,555 units and $55.63 value, respectively. The number of units credited to each of the Directors as of December 31, 2012, including units accumulated under the plan for all years of service as a Director, is as follows: Ms. Cole, 12,458; Mr. Maffucci, 7,910; Mr. McDonald, 14,428; Mr. Menaker, 17,052; Ms. Perez, 4,318; Mr. Quillen, 4,048; Mr. Rediker, 8,424; Mr. Vinroot, 14,618; and Mr. Zelnak, 3,935. The 20% discount from the market price of Martin Marietta’s common stock used in converting to common stock is reported in column (g).

3	Each Director received 1,592 restricted stock units in 2012. The amounts in column (c) reflect the grant date fair value for these awards determined in accordance with FASB ASC Topic 718.

4

As of December 31, 2012, each Director held options for common stock in the amounts as follows: Ms. Cole, 17,000; Mr. Maffucci, 12,000; Mr. McDonald, 17,000; Mr. Menaker, 17,000; Ms. Perez, 12,000; Mr. Quillen, 3,000; Mr. Rediker, 9,000; Mr. Vinroot, 17,000; and Mr. Zelnak, 161,355, of which 151,268 are exercisable.

5	The amounts in column (f) reflect interest paid on fees deferred in cash under the plan.

6

The amounts in column (g) reflect for each Director: (i) an amount equal to the 20% discount from the market price of Martin Marietta’s common stock used in converting fees deferred in 2012 into common stock units pursuant to the Common Stock Purchase Plan for Directors, and (ii) the dollar value of dividend equivalents paid in 2012 on common stock units held under the plan. The Directors did not receive perquisites or other personal benefits in 2012.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Philosophy

The Board of Directors has long believed that good corporate governance is important to ensure Martin Marietta is managed for the long-term benefit of its shareholders. Martin Marietta’s business is managed under the direction of the Board of Directors. The Board delegates the conducting of business to Martin Marietta’s senior management team. The corporate governance standards established by the Board provide a structure within which Directors and management can effectively pursue Martin Marietta’s objectives for the benefit of its shareholders. Even before the adoption of the Sarbanes-Oxley Act of 2002, one of the most critical components that has governed the way the business affairs of Martin Marietta are conducted has been Martin Marietta’s Code of Ethics and Standards of Conduct, which has been in place for more than two decades.

With that backdrop, the Board has endeavored to choose Board and Committee members who are distinguished by a depth of knowledge and experience, to elect a qualified and dedicated management team, and to direct the business affairs of Martin Marietta to achieve long-term value for shareholders. The Board believes this purpose is particularly important in overseeing the management of a company such as Martin Marietta that is engaged in a cyclical business where the long-term value for shareholders may not be reflected in current stock prices and which may be temporarily depressed by short-term factors, such as recessionary economies and operating markets.

In furtherance of these goals, in 2002, the Board created a Nominating and Corporate Governance Committee, which consists of three independent Directors. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has adopted a set of Corporate Governance Guidelines for Martin Marietta. The Nominating and Corporate Governance Committee is responsible for overseeing the guidelines and making recommendations to the Board relating to corporate governance matters.

The New York Stock Exchange has adopted rules that require listed companies like Martin Marietta to adopt governance guidelines and comply with certain standards regarding corporate governance. Martin Marietta voluntarily implemented these corporate governance rules even prior to their effective date in 2004. Martin Marietta’s Chief Executive Officer certifies annually to the NYSE that he is not aware of any violation by Martin Marietta of the NYSE corporate governance listing standards. This certification is in addition to the certification by Martin Marietta’s Chief Executive Officer and Chief Financial Officer included with Martin Marietta’s periodic reports filed with the Securities and Exchange Commission. Martin Marietta also submits written affirmations to the NYSE annually regarding details of Martin Marietta’s compliance with the corporate governance rules of the NYSE.

Martin Marietta’s Corporate Governance Guidelines are posted and available for public viewing on Martin Marietta’s website at www.martinmarietta.com. The guidelines address a wide array of governance issues. Among other matters, the corporate governance principles of Martin Marietta Materials include the following:

Ethics

•

A comprehensive Code of Ethics and Standards of Conduct applicable to all Directors, officers, and employees of Martin Marietta, including Martin Marietta’s executive officers, has been in place since the 1980’s.

•	A confidential telephone hotline for anonymous reporting of complaints and concerns was established in 1994 when Martin Marietta’s common stock became publicly traded.

•

The Board has had, since 1994, an Ethics, Environment, Safety and Health Committee that is responsible for reviewing and monitoring Martin Marietta’s program on business ethics and conduct, compliance with environmental laws and regulations and matters concerning health and safety.

•

Martin Marietta will also disclose on its website any amendments to its Code of Ethics and Standards of Conduct and waivers, if any, of such code as applicable to Martin Marietta’s Directors and executive officers. Any waiver of the Code of Ethics and Standards of Conduct for Directors or executive officers will be made only by the full Board and promptly disclosed to shareholders within four business days.

Board Independence

•	Nine out of ten Board members are non-employee Directors.

•	Eight out of ten Board members are independent Directors, as defined in the rules of the NYSE, and are not affiliated with Martin Marietta.

•	Martin Marietta’s Corporate Governance Guidelines adopted by the Board reflect the Board’s belief that at least two-thirds of all Directors should consist of independent Directors.

•	The Board has adopted Guidelines for Director’s Independence for Martin Marietta and has determined that eight of the ten Board members are independent under these Guidelines.

•	The Board has adopted a policy of regularly scheduled executive sessions where the independent Directors meet without management.

Independent Board Committees

•

Martin Marietta has had, since it went public in 1994, an Audit Committee and a Compensation Committee. In 2004, the Compensation Committee was renamed the Management Development and Compensation Committee to more accurately reflect the Committee’s responsibilities. Both Committees consist entirely of independent Directors, as defined in the rules of the NYSE and the applicable requirements of the SEC.

•

The Nominating and Corporate Governance Committee also consists entirely of independent Directors. Included in the responsibilities of the Nominating and Corporate Governance Committee is oversight of Board nominations and Board committee assignments. The Committee recommends to the Board nominees and committee assignments based on the skills and expertise of the individual nominees and Directors, as well as the needs of Martin Marietta, among other things.

•	The Audit Committee meets privately with each of management, representatives of Martin Marietta’s independent auditors, and Martin Marietta’s internal audit department.

•	The members of the Audit Committee do not receive any consulting or advisory fees or other compensation from Martin Marietta, other than Directors fees.

•	The members of the Audit Committee have no affiliation with Martin Marietta other than as a Director of Martin Marietta.

•	The Board of Directors has determined that the Audit Committee includes at least one member who is an audit committee financial expert as defined in SEC rules.

General

•	The Board and its members are subject to self-assessments of their performance and the Board’s performance.

•	Directors have access to members of Martin Marietta’s management team and, as necessary and appropriate, to independent advisors.

•	At least annually, the Board evaluates the performance of the Chief Executive Officer.

•

The Board has adopted charters for each of its Audit Committee, Management Development and Compensation Committee, and Nominating and Corporate Governance Committee, which meet the requirements of the rules of the NYSE and are available on Martin Marietta’s website at www.martinmarietta.com.

Who are Martin Marietta’s Independent Directors?

All of Martin Marietta’s Directors are non-employee Directors except Mr. Nye. Mr. Nye was elected to the Board as of January 1, 2010. Mr. Nye does not sit in the executive sessions of the independent Directors unless invited to attend for a specific discussion nor does he participate in any action of the Board relating to any executive compensation plan in which he may participate.

In assessing the independence of its members, the Board has adopted for Martin Marietta a set of Guidelines for Director’s Independence. The Guidelines are posted and available for public viewing on Martin Marietta’s website at www.martinmarietta.com. These Guidelines reflect the rules of the NYSE, applicable requirements of the SEC, and other standards determined by the Board to be important in assessing the independence of Board members. The Board has determined that all members of the Board, except Mr. Zelnak and Mr. Nye, are “independent” under these Guidelines. The Board of Directors has determined that no Director (except Mr. Zelnak and Mr. Nye), or any person or organization with which the Director has any affiliation, has a relationship with Martin Marietta that may interfere with the Director’s independence from Martin Marietta and its management.

In making this “independence” determination, the Board considered other entities with which the Directors were affiliated and any business Martin Marietta had done with such entities. In that regard, Mr. Vinroot is a member of the law firm of Robinson, Bradshaw & Hinson, P.A. located in Charlotte, North Carolina, which provided certain legal services to Martin Marietta in 2012. Mr. Vinroot did not work on any of the legal matters for Martin Marietta. The amount of fees paid to Robinson, Bradshaw & Hinson, P.A. for such services in 2012 was approximately $51,000, representing less than 0.1% of the firm’s total revenues for the last fiscal year. Accordingly, the Board determined that Mr. Vinroot’s relationship with Martin Marietta, directly and as a partner of Robinson, Bradshaw & Hinson, P.A., was not material for purposes of the independence determination.

Do the independent Directors ever meet without management?

Martin Marietta’s Corporate Governance Guidelines adopted by the Board provide that at least two Board meetings each year will include an executive session of the non-employee Directors to discuss such topics as they may choose, including a discussion of the performance of Martin Marietta’s

Chairman and its Chief Executive Officer. In 2012, Martin Marietta’s non-employee Directors met 4 times in executive session without management, in addition to executive sessions held by committees of the Board. The Chair of the Nominating and Corporate Governance Committee, currently Mr. McDonald, a non-employee Director, presides at these executive sessions of non-employee Directors. In the absence of such Chair, the non-employee Directors would elect from among themselves a chair for such an executive session.

What is the Board’s leadership structure?

The roles of Chairman and Chief Executive Officer have been separate since 2010 to help provide a seamless transition in connection with the succession of Mr. Nye as Chief Executive Officer. We believe our Chief Executive Officer and our Chairman have an excellent working relationship that has allowed Mr. Nye to focus on the challenges Martin Marietta is facing in the current business environment. Martin Marietta also believes that the Board leadership structure wherein the Chairman of the Nominating and Corporate Governance Committee presides at executive sessions of the Board, at which Mr. Nye does not attend unless specifically invited, facilitates communication among the non-employee Directors. We believe Mr. Zelnak’s continuation as Chairman provides strong leadership for our Board, while also positioning our Chief Executive Officer as the leader of Martin Marietta as recognized by our customers, employees and other constituencies.

What is the Board’s role in risk oversight?

Our Board currently has eight independent members and only two non-independent members, the non-executive Chairman and the Chief Executive Officer. A number of our independent Board members are serving or have served as members of senior management of other public companies, have served as directors of other public companies, and otherwise have experience and/or educational backgrounds that we believe qualify them to effectively assess risk. Each of our Board Committees, including our Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees, are comprised solely of independent Directors, each with a different independent Director serving as Chair of the Committee (other than the Executive Committee, which does not meet on a regular basis).

The Board has overall responsibility for oversight of risk management. The Board believes that an effective risk management system will (1) timely identify the material risks that Martin Marietta faces, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board Committee, (3) determine whether the risk is excessive or appropriate under the circumstances and designed to achieve a legitimate corporate goal, (4) implement risk management responses consistent with Martin Marietta’s risk profile, and (5) integrate risk management into Martin Marietta’s decision-making.

The Board delegates certain responsibilities to Board Committees to assist in fulfilling its risk oversight responsibilities. Each of the Committees reports regularly to the full Board of Directors as to actions taken and topics discussed. In addition, the Board reviews with management regularly the most significant risks facing Martin Marietta, the probabilities of those risks occurring, the steps taken to mitigate any impact of risks, and management’s general risk management strategy. In addition, the Board encourages management to promote a corporate culture that incorporates risk management into Martin Marietta’s day-to-day operations.

The Board has designated the Audit Committee to take the lead in overseeing risks related to financial reporting, financial statements, internal control environment, internal audit, independent audit, and accounting processes. The Finance Committee evaluates risks associated with Martin Marietta’s capital structure, including credit and liquidity risks. The Management Development and Compensation Committee oversees aspects of risk related to the annual performance evaluation of our Chief Executive Officer, succession planning and ensuring that executive compensation is appropriate to meet Martin Marietta’s objectives. The Nominating and Corporate Governance Committee oversees aspects of risk related to the composition of the Board and its Committees, Board performance and best practices in corporate governance. The Ethics, Environment, Safety and Health Committee monitors risks in the areas of Martin Marietta’s ethics program, health, safety, and the environment.

While the Board oversees Martin Marietta’s risk management, the executive officers are responsible for the day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Corporation and is appropriate whether the positions of Chairman and Chief Executive Officer are separate or held by the same individual.

How would interested parties make their concerns known to the independent Directors?

The Board of Directors provides a process for shareholders and other interested parties to send communications to the Board. Shareholders and other interested parties may communicate anonymously and confidentially with the Board through Martin Marietta’s Ethics Hotline at 1-800-209-4508. The Board has also designated the Corporate Secretary to facilitate communications to the Board. Shareholders and other interested parties may communicate directly with the Board of Directors, or directly with non-management Directors, or an individual Director, including the Chair of the Nominating and Corporate Governance Committee, by writing to Martin Marietta Materials, Inc., Attn: Corporate Secretary, 2710 Wycliff Road, Raleigh, North Carolina 27607-3033.

All communications by shareholders or other interested parties addressed to the Board will be sent directly to Board members. While Martin Marietta’s Ethics Office and the Corporate Secretary may review, sort, and summarize these communications, all direct communications will be presented to the non-management Directors unless there is instruction from them to filter such communications (and in such event, any communication that has been filtered out will be made available to any non-management Director who wishes to review it).

Martin Marietta and its Board of Directors will continue to review and evaluate the process by which shareholders or other interested persons communicate with Martin Marietta and the Board and may adopt other or further processes and procedures in this regard. If so, Martin Marietta will identify those policies and procedures on its website at www.martinmarietta.com.

How often did the Board meet during 2012?

Martin Marietta’s Board of Directors held 6 meetings during 2012, five of which were regularly scheduled meetings and one of which was a special meeting. There were also a total of 22 committee meetings in 2012. In addition, management confers frequently with its Directors on an informal basis to discuss Corporation affairs.

How many times did Directors attend meetings of the Board and its Committees?

In 2012, all Directors attended all of the meetings of the Board of Directors. All directors attended all of the meetings of the committees of the Board on which they served (during the periods that they served).

Will the Directors attend the Annual Meeting?

Martin Marietta’s Directors are expected to attend Martin Marietta’s Annual Meeting of Shareholders. All Directors attended the 2012 Annual Meeting of Shareholders.

How are Directors compensated?

A table showing the compensation paid by Martin Marietta to the individuals serving as Directors in 2012, other than Mr. Nye, is included in the section of this proxy statement entitled “DIRECTOR COMPENSATION – Director Compensation Table.” Mr. Nye’s compensation as an executive officer of Martin Marietta is shown in the section entitled “EXECUTIVE COMPENSATION” and he received no additional compensation for service as a Director.

What Committees has the Board established?

Martin Marietta’s Board of Directors has six standing committees: the Audit Committee, the Ethics, Environment, Safety and Health Committee, the Executive Committee, the Finance Committee, the Management Development and Compensation Committee, and the Nominating and Corporate Governance Committee.

The Audit Committee, which is composed entirely of non-employee, independent Directors, held 8 meetings during 2012. The Audit Committee meets periodically and separately in executive sessions with management, the independent auditors, and Martin Marietta’s internal auditors to review the activities of each. The Audit Committee possesses and may exercise the powers of the Board of Directors relating to accounting, auditing, and financial reporting matters of Martin Marietta, except when such powers are by statute or the Articles of Incorporation or Bylaws reserved to the full Board or delegated to another committee of the Board. The Audit Committee reports regularly to the full Board on these matters. The Audit Committee is directly responsible for the appointment, compensation, and oversight of Martin Marietta’s independent auditors. Among other duties, the Audit Committee:

•	selects the independent auditors

•	pre-approves all audit and non-audit services provided to Martin Marietta by the independent auditors

•	monitors the independence of the independent auditors

•	reviews and approves:

¯	the scope and timing of work to be performed by the independent auditors

¯	compensation to be paid to the independent auditors

¯	financial accounting and reporting principles used by Martin Marietta

¯	policies and procedures concerning audits, accounting, and financial controls

¯	recommendations to improve existing practices

¯	results of the audit and the reports of the independent auditors

•	reviews and discusses Martin Marietta’s annual audited financial statements and quarterly financial statements with management and the independent auditors

•	reviews and discusses management’s assessment of the effectiveness of Martin Marietta’s system of internal control over financial reporting

•	discusses Martin Marietta’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies

•	discusses matters related to risk assessment and risk management and how the process is handled by management

•	considers allegations, if ever made, of possible financial fraud or other financial improprieties

•	sets clear hiring policies for employees or former employees of the independent auditors

•	reviews the qualifications and the plan and scope of work of the corporate internal audit function

•	prepares an audit committee report as required by the SEC to be in this proxy statement

The Committee’s current members are Directors Maffucci (Chair), Menaker, Perez, and Rediker. The Board of Directors has determined that the Chair of the Audit Committee, Mr. Maffucci, qualifies as an “audit committee financial expert” as defined in rules adopted by the SEC. The Board has also determined that Mr. Maffucci, and the other members of the Audit Committee, are independent of management, as required by the rules of the NYSE, SEC, and the Board’s Guidelines for Director’s Independence.

The Ethics, Environment, Safety and Health Committee held 2 meetings during 2012. It monitors compliance with Martin Marietta’s Code of Ethics and Standards of Conduct and reviews all matters presented to it by the Corporate Ethics Officer concerning the ethical practices of Martin Marietta and its Directors, officers, and employees, including conflicts or potential conflicts of interest between Martin Marietta and any of its Directors, officers, and employees. The Committee also reviews and monitors the adequacy of Martin Marietta’s policies and procedures and organizational structure for ensuring compliance with environmental laws and regulations, and matters relating to health and safety. The Committee’s current members are Directors Vinroot (Chair), Menaker, Perez, Quillen, and Rediker.

The Executive Committee held no meetings during 2012. It has the authority to act during the intervals between the meetings of the Board of Directors and may exercise the powers of the Board in the management of the business and affairs of Martin Marietta as may be authorized by the Board of Directors, except to the extent such powers are by statute, the Articles of Incorporation or Bylaws reserved to the full Board. The Committee’s current members are Directors Zelnak (Chair), McDonald, and Menaker.

The Finance Committee held 5 meetings during 2012. It has been delegated general oversight powers related to the management of the financial affairs of Martin Marietta, including but not limited to, establishing lines of credit or other short-term borrowing arrangements and investing excess working capital funds on a short-term basis. The Committee reviews and makes recommendations to the Board of Directors concerning changes to capital structure, including the incurrence of long-term debt, issuance of equity securities, share repurchases, and the payment of dividends, as well as capital expenditures and the contributions budget. The Committee’s current members are Directors Perez (Chair), Maffucci, Quillen, and Rediker.

The Management Development and Compensation Committee held 5 meetings during 2012. It is composed entirely of non-employee, independent Directors, as required by the rules of the NYSE, who are also “non-employee” and “outside” Directors as those terms are defined by Rule 16b-3 promulgated under the Securities and Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code of 1986. The Committee possesses and may exercise the powers of the Board of Directors relating to management development and compensation matters of Martin Marietta, except when such powers are by statute, the Articles of Incorporation or Bylaws reserved to the full Board or delegated to another committee of the Board. The Committee reports regularly to the full Board on these matters. The purposes of the Committee are to:

•	establish an overall strategy with respect to compensation for officers and management to enable Martin Marietta to attract and retain qualified employees

•	oversee executive succession and management development plans

•	discharge the Board’s responsibilities relating to compensation of Martin Marietta’s directors and elected officers

•	administer Martin Marietta’s equity and other compensation plans, as amended from time to time

•	review and discuss the Compensation Discussion and Analysis and produce a compensation committee report as required by the SEC to be included in this proxy statement

•	provide oversight of Martin Marietta’s Benefit Plan Committee, which administers Martin Marietta’s defined benefit and contribution plans

The Committee has the power, in its sole discretion, to determine the compensation and benefits to be paid for all elected officers and employees. The Committee also approves and administers the grants of stock options and any other equity-based awards that may be granted by Martin Marietta.

The Committee reviews and approves Martin Marietta’s goals and objectives for Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and determines and approves the Chief Executive Officer’s compensation level based on the Committee’s evaluation, which includes executive sessions with the independent directors of the Board of Directors. The Committee also reviews management’s assessment of the performance of other elected officers, and reviews and approves the salary, bonus, and other compensation of such elected officers. The Committee has the authority, in its sole discretion, to retain, pay, and terminate any consulting firm, if any, used to assist in evaluating director, chief executive officer, or senior executive compensation. The Committee has authority to delegate any of its duties under its charter, including to the Chair of the Committee, as it deems appropriate. The Committee also reviews with management at least annually plans for the orderly development and succession of executive management of Martin Marietta. The Committee’s current members are Directors Cole (Chair), McDonald, Menaker and Quillen.

The Nominating and Corporate Governance Committee held 2 meetings in 2012. The Committee is composed entirely of non-employee, independent Directors, as required by the rules of the NYSE. The Committee possesses and may exercise the powers of the Board of Directors relating to the process of governance of Martin Marietta, except when such powers are by statute, the Articles of Incorporation or Bylaws reserved to the full Board or delegated to another committee of the Board. The Committee reports regularly to the full Board on these matters. The purposes of the Committee are to:

•	oversee the identification and selection of qualified Board and Committee members

•	recommend to the Board director nominees for the next annual meeting of shareholders

•	oversee the development and implementation of a set of corporate governance principles applicable to Martin Marietta

The Committee also oversees the evaluation of the Board and its committees. The Committee has the sole authority to retain, pay, and terminate search firms, if any, used to identify Director candidates. The Committee’s current members are Directors McDonald (Chair), Cole, and Vinroot.

Upon the recommendation of this Committee, the Board of Directors has adopted a set of Corporate Governance Guidelines for Martin Marietta. The Guidelines are posted and available for public viewing on Martin Marietta’s website at www.martinmarietta.com. A copy may also be obtained upon request from Martin Marietta’s Corporate Secretary. Additional information concerning the corporate governance process of Martin Marietta is contained in the section entitled “CORPORATE GOVERNANCE MATTERS” above.

Will the Nominating and Corporate Governance Committee consider any Director candidates recommended by shareholders?

The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for election as a Director at an annual meeting of shareholders of Martin Marietta, if the shareholder making such recommendation complies with the advance notice provisions of the Bylaws of Martin Marietta. The Bylaws of Martin Marietta require advance notice for any proposal for the nomination for election as a Director at an annual meeting of shareholders that is not included in Martin Marietta’s notice of meeting or made by or at the direction of the Board of Directors. In general, nominations must be delivered to the Corporate Secretary of Martin Marietta at its principal executive offices, 2710 Wycliff Road, Raleigh, North Carolina 27607, not less than 60 days nor more than 90 days prior to the first anniversary of the mailing of the proxy statement in connection with the preceding year’s annual meeting of shareholders and must contain specified information concerning the nominee and the shareholder proposing the nomination. Any shareholder desiring a copy of the Bylaws of Martin Marietta will be furnished a copy without charge upon written request to the Corporate Secretary of Martin Marietta. Since the 2012 annual meeting, Martin Marietta has not made any material changes to the procedures by which shareholders may recommend nominees to Martin Marietta’s Board of Directors. Additional information is contained in the section entitled “SHAREHOLDERS’ PROPOSALS FOR 2014 ANNUAL MEETING” below.

How does the Board select nominees for the Board?

The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The Committee has also retained a third-party executive search firm to identify potential candidates for its consideration from time to time. The Committee makes an initial determination as to whether to conduct a full evaluation of the candidate, and reviews all information provided to the Committee, including the recommendations for the prospective candidate and the Committee’s own knowledge of the prospective candidate. If the Committee determines that additional consideration is warranted, interviews are conducted by the members of the Committee, as well as the Chief Executive Officer of Martin Marietta; appropriate inquiries are conducted into the background and qualifications of potential candidates; the Committee meets to discuss its evaluation and feedback from the Chief Executive Officer; and, if the Committee determines to do so, it makes a recommendation to the full Board as to the persons who should be nominated by the Board. The Board of Directors determines the nominees after considering the recommendation and report of the Committee.

In evaluating any potential candidate, the Nominating and Corporate Governance Committee considers the extent to which the candidate has the personal characteristics and core competencies outlined in the Guidelines for Potential New Board Members adopted by the Committee, and takes into account all other factors it considers appropriate. A copy of these Guidelines is attached to this proxy statement as Appendix A.

The Board of Directors, acting through the Committee, is responsible for presenting for shareholder consideration a group of Board candidates that, taken together, have the experience, qualifications, attributes and skills appropriate for functioning effectively as a Board and providing oversight to Martin Marietta. The Committee looks for certain characteristics common to all Board members, including integrity, strong professional reputation, mature business judgment, record of achievement, constructive and collegial personal attributes, and the ability and commitment to devote sufficient time and energy to Board service. In addition, the Committee seeks to include on the Board a complementary mix of individuals with diverse backgrounds and skills reflecting the broad set of challenges that the Board confronts. These individual qualities include matters such as experience in the mining or manufacturing industry, technical experience in financial or accounting matters, experience gained in situations comparable to Martin Marietta’s which has grown through acquisitions, leadership experience, public company Board membership or executive officer experience, and relevant geographical experience.

Although the Committee does not have a formal policy regarding Board diversity, matters of diversity (including diversity in professional experience, geographic background reflecting Martin Marietta’s geographic base, education, ethnic background and gender) are included in the many characteristics considered by the Committee in evaluating nominees for election as directors as reflected in Martin Marietta’s Guidelines for Potential New Board Members. The Committee considers all candidates in the context of the qualifications enumerated above, as well as their complementary experiences, backgrounds and skills, in an effort to maintain a strong and effective Board of Directors. The Nominating and Corporate Governance Committee also assesses, through discussions at Committee and Board of Directors meetings, the effectiveness of its efforts with respect to diversity and consideration of its Guidelines for Potential New Board Members when it periodically reviews the overall composition of the Board and as part of its self-evaluation process. In addition to these qualities, the Committee has considered the special characteristics outlined in the Directors’ biographies on pages 8-14 of this Proxy Statement, which has led the Committee to conclude that the current Board members, including the nominees for election, have the appropriate characteristics to serve as members of the Board of Directors.

Each nominee approved by the Nominating and Corporate Governance Committee and recommended for election at the 2013 Annual Meeting is a current Director standing for re-election. The Committee received no additional recommendations for Director nominees for consideration at the annual meeting.

Do the Board Committees have charters? How can shareholders obtain them?

Martin Marietta’s Board of Directors has adopted written charters meeting the requirements of the NYSE for the Audit Committee, Management Development and Compensation Committee, and Nominating and Corporate Governance Committee. These charters address the purposes and responsibilities of each committee, as described above, and provide for an annual performance evaluation of each committee. Copies of these charters are posted on Martin Marietta’s website at www.martinmarietta.com, along with copies of Martin Marietta’s Corporate Governance Guidelines, Code of Ethics and Standards of Conduct, and Guidelines for Director’s Independence.

How are transactions with persons related to Martin Marietta reviewed?

The SEC requires Martin Marietta to disclose in this proxy statement certain transactions in which Martin Marietta participates and in which certain persons considered “related persons” of Martin Marietta have a direct or indirect material interest. These “related persons” would include the directors and executive officers of Martin Marietta, nominees for director, certain control persons, and their immediate family members.

Each director, executive officer, and nominee for director of Martin Marietta receives and agrees to abide by Martin Marietta’s Code of Ethics and Standards of Conduct. Martin Marietta considers that any transaction in which Martin Marietta participates and in which any related person of Martin Marietta has a direct or indirect material interest will be subject to Martin Marietta’s Code of Ethics and Standards of Conduct and subject to review, approval or ratification, as appropriate under the circumstances, by Martin Marietta under the standards enumerated in Martin Marietta’s Code of Ethics and Standards of Conduct. If a proposed transaction is one in which a Director of Martin Marietta has an actual or potential conflict of interest, it will be subject to review by the Chairman of the Board of Directors and the Chairman of the Nominating and Corporate Governance Committee.

Any waivers of the Code of Ethics and Standards of Conduct for Directors and executive officers may be made only by Martin Marietta’s Board of Directors or any committee to which it delegates that authority. Any waivers for Directors and executive officers and any amendments to the Code of Ethics and Standards of Conduct will be promptly disclosed to Martin Marietta’s shareholders.

In assessing the independence of its members, the Board considers any interests a director may have in any transactions in which Martin Marietta participates. The Board also considers other entities with which the Directors are affiliated and any business Martin Marietta has done with such entities.

PROPOSAL 2

AMENDMENT TO MARTIN MARIETTA’S AMENDED ARTICLES

OF INCORPORATION TO IMPLEMENT A MAJORITY VOTING

STANDARD FOR DIRECTOR ELECTIONS

(Item 2 on Proxy Card)

The Board of Directors has approved, and recommends that shareholders approve, amendments to Article 5 of the Corporation’s Amended Articles of Incorporation (the “Articles of Incorporation”) to implement a majority vote standard for uncontested elections of Directors.

The North Carolina Business Corporation Act provides that, unless otherwise specified in a company’s articles of incorporation, a director is elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Currently, Martin Marietta’s Articles of Incorporation provide that Directors are elected by a plurality vote in contested and uncontested elections. The Board of Directors believes this change in the standard for electing directors in uncontested elections (which under North Carolina law can only be effected by amending Martin Marietta’s Articles of Incorporation) is in the best interests of Martin Marietta and its shareholders. Under the proposed majority voting standard, in order for a director to be elected in an uncontested election, the number of votes cast “for” the election of the director must exceed the number of votes cast “against” that director’s election. A plurality voting standard will continue to apply in contested elections.

The proposed amendments also include authority for the Board of Directors to address the possibility of a “holdover” director. Under North Carolina law, if an incumbent director is not re-elected at an annual meeting of shareholders, then, even though his or her term has expired, the incumbent director continues to serve in office as a holdover director until his or her successor is elected or until there is a decrease in the number of directors. North Carolina law further provides that if the shareholders fail to elect the full authorized number of directors, a board of directors may fill the vacancy by electing a successor. Accordingly, the proposed amendments to Martin Marietta’s Articles of Incorporation provide that if a director fails to receive the required majority vote, the Board of Directors may decrease the number of directors, fill any vacancy, or take other appropriate action.

Under North Carolina law, amendments to the Articles of Incorporation to provide for majority voting in uncontested director elections must be approved by the shareholders. The amendments will be approved by the shareholders if more votes are cast at the annual meeting in favor of approving the proposed amendments than are cast against the proposal. The text of the proposed amendments to Article 5 of the Corporation’s Articles of Incorporation is set forth in the attached Appendix C to this proxy statement. Appendix C is incorporated herein by reference and shareholders are encouraged to read Appendix C in its entirety.

If approved, the amendments will become effective upon the filing of Articles of Amendment to Martin Marietta’s Articles of Incorporation with the Secretary of State of North Carolina, which Martin Marietta would intend to do promptly after the annual meeting. The new majority voting standard would then be applicable to the election of directors at the 2014 annual meeting of shareholders.

Martin Marietta’s Board of Directors has determined that the proposal to amend the Articles of Incorporation to provide for majority voting in uncontested director elections is in Martin Marietta’s and our shareholders’ best interests. Accordingly, Martin Marietta’s Board of Directors has approved these amendments and recommends that the shareholders approve these amendments by voting “FOR” this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE CORPORATION’S ARTICLES OF INCORPORATION TO IMPLEMENT A MAJORITY VOTING STANDARD IN UNCONTESTED DIRECTOR ELECTIONS

PROPOSAL 3

INDEPENDENT AUDITORS

(Item 3 on Proxy Card)

The Board of Directors recommends that the shareholders ratify the appointment of Ernst & Young LLP, an independent registered public accounting firm, to audit the consolidated financial statements of Martin Marietta and the effectiveness of Martin Marietta’s internal control over financial reporting for the 2013 fiscal year. The ratification of the appointment of Ernst & Young LLP is being submitted to the shareholders because management believes this to be good corporate practice. Should the shareholders fail to ratify this appointment, the Board of Directors and its Audit Committee will review the matter.

Ernst & Young LLP served as Martin Marietta’s independent auditors for 2012 and audited the consolidated financial statements of Martin Marietta for the year ended December 31, 2012 and the effectiveness of Martin Marietta’s internal control over financial reporting as of December 31, 2012. In connection with the audit of Martin Marietta’s 2012 financial statements, Martin Marietta entered into an engagement letter with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP would perform audit services for Martin Marietta. Ernst & Young LLP required that the audit engagement agreement be subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The Audit Committee is solely responsible for retaining or terminating Martin Marietta’s independent auditors in 2013. Representatives of Ernst & Young LLP are expected to attend the annual meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to questions from shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS A

VOTE “FOR” RATIFICATION OF THE SELECTION OF

ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

Summary of Fees

The following table summarizes the aggregate fees billed for professional services rendered to Martin Marietta by Ernst & Young LLP in 2012 and 2011. A description of these various fees and services follows the table.

	2012	2011

Audit Fees	$1,498,000	$1,813,000
Audit-Related Fees	102,000	102,000
Tax Fees	259,000	70,000
All Other Fees	0	0

TOTAL	$1,859,000	$1,985,000
Percentage of Audit & Audit-Related Fees to Total Fees	86.1%	96.5%

Audit Fees

The aggregate fees billed for professional services rendered by Ernst & Young LLP to Martin Marietta for each of 2012 and 2011 in connection with the annual financial statement audit, the annual internal controls audit, and reviews of Martin Marietta’s financial statements included in the quarterly reports on Form 10-Q were $1,264,000 and $1,483,000, respectively. During 2012 and 2011, Ernst & Young LLP also billed Martin Marietta $234,000 and $330,000, respectively, related to the filing of the S-4 registration statement in connection with a proposed significant business combination that was not consummated.

Audit-Related Fees

The aggregate fees billed for professional services rendered by Ernst & Young LLP to Martin Marietta for each of 2012 and 2011 in connection with audit-related services, including subsidiary audits and continuing education, were $102,000.

Tax Fees

The aggregate fees billed for professional services rendered by Ernst & Young LLP to Martin Marietta for each of 2012 and 2011 in connection with tax advice, including consultation on transfer pricing issues and pending tangible property regulations, and other tax-related activities were $259,000 and $70,000, respectively.

All Other Fees

There were no other fees billed for other professional services rendered or products provided by Ernst & Young LLP to Martin Marietta for 2012 and 2011.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by Ernst & Young LLP. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before Ernst & Young LLP is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services, provided that the Chair reports any decision to the Committee at its next scheduled meeting.

Audit Committee Review

In connection with the Audit Committee’s review of services rendered and fees billed by Ernst & Young LLP, the Audit Committee has considered whether the provision of the non-audit related services described above is compatible with maintaining the independent auditors’ independence and has concluded that the provision of these services does not compromise such independence.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors, which is reassessed at least annually for adequacy by the Audit Committee. The Directors who serve on the Audit Committee have no financial or personal ties to Martin Marietta (other than Director compensation and equity ownership as described in this proxy statement) and are all “independent” for purposes of the Securities and Exchange Commission’s regulations, the New York Stock Exchange listing standards, and the Guidelines for Director’s Independence adopted by the Board of Directors. The Board of Directors has determined that none of the Audit Committee members has a relationship with Martin Marietta that may interfere with the Director’s independence from Martin Marietta and its management. Copies of the Audit Committee’s charter and Martin Marietta’s Guidelines for Director’s Independence can be viewed on Martin Marietta’s website at www.martinmarietta.com.

The Board of Directors has charged the Audit Committee with a number of responsibilities, including review of the adequacy of Martin Marietta’s financial reporting, accounting systems, and internal controls. Martin Marietta’s independent auditors and the vice president of the internal audit function report directly and are ultimately accountable to the Audit Committee.

In the discharge of its responsibilities, the Audit Committee has reviewed and discussed with management and the independent auditors Martin Marietta’s audited financial statements for fiscal year 2012. In addition, the Committee has discussed with the independent auditors matters such as the quality (in addition to acceptability), clarity, consistency, and completeness of Martin Marietta’s financial reporting, as required by Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received from the independent auditors written disclosures and a letter concerning the independent auditors’ independence from Martin Marietta, as required by the Public Company Accounting Oversight Board in Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed with the independent auditors the independent auditors’ independence. The Audit Committee also received from the independent auditors a letter indicating there were no material issues raised by the independent auditors’ most recent internal quality control review, or by any inquiry or investigation by governmental or professional authorities within the preceding five years. These disclosures have been reviewed by the Committee and discussed with the independent auditors.

Based on these reviews and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in Martin Marietta’s 2012 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

February 14, 2013

AUDIT COMMITTEE

David G. Maffucci, Chair

Frank H. Menaker, Jr.

Laree E. Perez

Dennis L. Rediker

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis beginning on page 33 of this proxy statement. Based on this review and discussion, the Management Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Martin Marietta’s Annual Report on Form 10-K and this Proxy Statement.

February 15, 2013

MANAGEMENT DEVELOPMENT AND

COMPENSATION COMMITTEE

Sue W. Cole, Chair

William E. McDonald

Frank H. Menaker, Jr.

Michael J. Quillen

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER

PARTICIPATION IN COMPENSATION DECISIONS

The members of Martin Marietta’s Management Development and Compensation Committee are Directors Cole, McDonald, Menaker and Quillen, none of whom has ever been an officer or employee of Martin Marietta or any of its subsidiaries. There are no executive officer-Director interlocks where an executive of Martin Marietta serves on the compensation committee of another corporation that has an executive officer serving on Martin Marietta’s Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Executive Summary provides an overview of our performance in 2012, the factors influencing it, and how executive compensation in 2012 was tied to our performance. Our compensation philosophy and programs are described in more detail below in this Compensation Discussion and Analysis.

Our shareholders expressed their continued support of our executive compensation programs by approving our non-binding advisory vote on executive compensation at our 2012 annual meeting of shareholders. More than 90% of votes cast supported our executive compensation policies and practices. During 2012, we reviewed our programs in conjunction with business results and our shareholder support. Following such review and consideration, we continue to believe that our executive compensation programs are designed to support our company and our business strategies in concert with our compensation philosophy.

The economic recession affecting the construction materials industry for several years continued in 2012. Although Martin Marietta experienced volume recovery in certain of its markets as overall aggregates shipments increased 2.6% from 2011 levels, total aggregates shipments of 128.3 million tons represents only 63% of shipments at our peak in 2005. Prior to 2010, the economic recession resulted in unprecedented reductions in aggregates shipments, as evidenced by United States aggregates consumption declining by almost 40% from peak volumes in 2006. Federal highway legislation funding was provided under a series of nine continuing resolutions from October 2009 through September 30, 2012. Effective October 1, 2012, a new federal surface transportation bill, Moving Ahead for Progress in the 21st Century Act, or MAP-21, was enacted. This two-year bill, in addition to an expansion of federal credit assistance for nationally or regionally significant surface transportation projects available under Transportation Infrastructure Finance and Innovation Act (“TIFIA”), led to signs of stability during 2012, but significant growth was impeded by economic and political uncertainty.

Against this background, Martin Marietta continued to execute on its strategic plan while delivering strong performance in 2012:

•	Adjusted earnings per diluted share of $2.29 in 2012 compared with $2.03 in 2011, excluding business development expenses of $0.46 and $0.25 per diluted share in 2012 and 2011, respectively

•	Return on shareholders’ equity of 6.0% in 2012

•	Net sales of $1.839 billion, a 21.0% increase, compared with net sales of $1.520 billion in 2011

•	Heritage aggregates product line volume growth of 2.9% and pricing increase of 2.5%

•	Contribution of $237.6 million in net sales and $8.1 million in gross profit from Denver, Colorado, operations acquired in December 2011

•	Record financial results by the Specialty Products segment, which provided earnings from operations of $68.5 million

•	Continued payment of an annual cash dividend of $1.60 per share to shareholders, which has not been reduced from previous levels

Management was able to achieve these performance results in 2012 by effectively improving Martin Marietta’s cost structure without jeopardizing the long-term value of the business, allowing us to become more profitable as volumes recover. The number of employees has remained at a reduced level since 2008 (even considering the additional approximately 600 employees that were added net in 2011 due to acquisitions) and is nearly identical to the number of employees in 1997. However, we managed nearly three times more assets and produced nearly 40% greater gross profit in 2012 than in 1997, which reflects the greater efficiencies we have been able to successfully achieve in the business in addition to reducing costs. These actions have contributed to the following results:

•	Selling, general and administrative costs were 7.5% of net sales, an improvement of 70 basis points from 2011, which followed declines in the percentage of net sales in each of 2011 and 2010.

•

The ratio of consolidated debt-to-consolidated EBITDA, as provided for in our $600 million credit agreement, was 3.21 times for the trailing twelve months ended December 31, 2012, in compliance with the credit agreement’s limit of 3.75 times.

•

Capital expenditures of $151.0 million were made in 2012, focusing on the preservation of capital while maintaining safe, environmentally-sound operations, along with a continuing investment in land with long-term mineral reserves to serve high-growth markets and expansion of our Specialty Products business.

The strong financial results for 2012 are accompanied by other achievements in 2012 that are reflective of the discipline of our executive management team. Mr. Nye and the other executive officers demonstrated solid execution of our business plan and the promotion of our strategic objectives focusing on long-term growth, which was reflected by the following initiatives:

•

Construction of a new dolomitic lime kiln at the Specialty Products’ Woodville, Ohio facility was completed on budget and ahead of schedule. This kiln is expected to add over 275,000 additional tons of capacity and $22 million to $25 million of annual net sales to the Specialty Products segment. Operation of the kiln started during the fourth quarter of 2012.

•	We continued our focus on employee safety performance, environmental and other regulatory compliance and a robust ethics program.

•	We continued our focus on running our business efficiently and profitably while pursuing a proposed significant business combination that was not consummated.

The Management Development and Compensation Committee (the “Committee”) reviewed executive compensation in 2012 in light of these factors. The Committee used data from a variety of sources, including its independent compensation consultant, to achieve its goal of attracting and retaining qualified executives who will make decisions that achieve long-term success for Martin Marietta without sacrificing integrity, safety and other important principles. The Committee also was mindful of pay-for-performance objectives and sought to avoid practices that would encourage excessive risk-taking. In furtherance of these goals, the main elements of our compensation program are base salary, annual cash bonus, and long-term equity incentive awards. The Committee took into account a number of factors in determining compensation for 2012, including our financial results, individual performance, competitive data, and other factors, as detailed in the Compensation Discussion and Analysis. In light of these considerations, the Committee made the following compensation decisions for 2012:

•	Awarded merit pay increases in the range of 2.5% to 7.4% to our named executive officers, which were lower than historical increases in light of the recessionary economy, despite strong satisfaction of individual performance goals. Mr. Nye was awarded a merit pay increase of 3.03%. The Committee received data indicating that Mr. Nye’s base salary was at or below median for executives in comparable positions.

•

Approved cash bonus payouts in the range of 66% to 76% of target to the named executive officers for 2012, consistent with the achievement of the performance metrics at or above that level. Mr. Nye’s cash bonus in 2012 was approximately 71% of base salary, although he does not have a target.

•	Granted performance-based long-term equity incentives to our continuing named executive officers in 2012 at 50% of target for the performance-based LTIP Awards (discussed on pages 45 to 47).

The pay-for-performance component of compensation in 2012 consisting of annual and long-term compensation, which comprises most of the compensation in 2012 for the named executive officers, are shown below with respect to (1) Mr. Nye and (2) all the named executive officers other than Mr. Nye.

We believe that our executive compensation program is reasonable, competitive, and strongly focused on pay-for-performance. The compensation of our named executive officers varies depending upon the achievement of pre-established performance goals, both corporate and individual. The majority of the target compensation opportunities for our named executive officers in 2012 were performance-based. Through equity incentives and mandatory investment of a portion of the annual bonus award in common stock units through the Incentive Stock Plan (discussed on page 45), we also align the interests of our executives with those of our shareholders and Martin Marietta’s long-term interests, and also help retain executives over time. Our executive compensation policies have enabled us to attract and retain talented and experienced senior executives. We believe that the compensation of our named executive officers in 2012 was consistent with Martin Marietta’s performance in 2012 and appropriate to align it with Martin Marietta’s growth in future years.

Compensation Philosophy and Objectives

We believe that our employees are Martin Marietta’s most important resource. In developing our executive compensation policies, the Board of Directors, through the Management Development and Compensation Committee, focuses on two primary objectives: compensating our executive officers in a manner that is fair, reasonable and competitive and structuring executive compensation programs to provide incentives consistent with our strategic goals. The executive compensation program is designed to reward high performance in achieving both annual and long-term goals that have the ultimate objective of improving shareholder value. We measure the achievement of goals not only in terms of financial performance, but also by evaluating ethical conduct, safety performance, effectiveness of our internal controls and other factors as determined by the Committee. In 2012, as in prior years, the Committee evaluated financial performance by reference to our operating performance rather than short-term changes in stock price based on its view that our long-term operating performance will be reflected by stock price performance over the long-term. The Board believes this purpose is particularly important in overseeing the management of a company such as Martin Marietta that is engaged in a cyclical business where the long-term value for shareholders may not be reflected in current stock prices and which may be temporarily depressed by short-term factors, such as recessionary economies and operating markets. The types of compensation and benefits provided to the named executive officers are similar to those provided to other executive officers.

Executive Compensation Policies

The Committee considers the following objectives in setting executive compensation:

•	Attract and retain knowledgeable and experienced senior executives.

•	Motivate our executives to achieve superior results on both annual and long-term bases to build long-term value for shareholders.

•	Reward performance that exceeds established performance goals consistent with our strategic goals and upholding integrity.

•	Align individual objectives with company objectives without encouraging excessive risk-taking.

•	Encourage ownership mentality and align the long-term financial interest of our executives with those of our shareholders.

•	Be competitive with our peers.

•	Provide reward systems that are measurable and easily understood by our managers and shareholders.

The Role of the Management Development and Compensation Committee

The Committee is responsible for carrying out the philosophy and objectives of the Board of Directors related to executive compensation in addition to its responsibilities of overseeing the development and succession of executive management of Martin Marietta. The Committee has the authority to determine compensation and benefits for Martin Marietta’s executive officers. The Committee members are each non-employee, independent Board members pursuant to the New York Stock Exchange rules, and the Committee operates pursuant to a written charter, a copy of which can be viewed on Martin Marietta’s website at www.martinmarietta.com.

The performance of the Chief Executive Officer and each other executive officer is reviewed regularly by the Committee. Based on this review, the Committee sets compensation for all executive officers. Compensation decisions with respect to the executive officers other than the Chief Executive Officer are based in part on recommendations by the Chief Executive Officer, with input from the Senior Vice President—Human Resources, with respect to salary adjustments and annual cash and equity awards. The Committee can accept, reject or modify any recommended adjustments or awards to executive officers. For the Chief Executive Officer, the Committee sets the levels of annual adjustments and awards based on the criteria it deems to be appropriate under the circumstances. There are no employment agreements between Martin Marietta and any executive officer of Martin Marietta, including the Chief Executive Officer.

The Committee uses a mix of annual and long-term compensation to provide a total compensation structure that is designed to motivate executives to achieve the business goals set by Martin Marietta and reward Martin Marietta’s executives when they achieve those goals. Although the Committee has no specific pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term compensation, the pay mix is largely dictated by competitive market practice combined with a philosophy of calibrating incentive levels to performance results. The Committee determines the percentage mix of compensation that it believes is appropriate for each of the executive officers based on their judgment and experience, compensation information compiled by management, recommendations of the Chief Executive Officer (except for his own compensation) and information provided by independent compensation consultants. In 2012, in light of Martin Marietta’s positive performance despite the lengthy economic recession, the Committee reevaluated its compensation philosophy to ensure that it appropriately compensated its executive officers based on Martin Marietta’s performance but also allowed Martin Marietta to attract and retain excellent leaders. In the Committee’s view, this was especially important given the decreased bonus and long-term equity grants being made due to Martin Marietta’s lower operating performance despite significant efforts being made by executive officers that will better position the Company for growth when the economy improves. In this regard, the Committee reaffirmed its philosophy of looking at total compensation, with long-term equity targets at or about median, although actual pay would be below median.

The Committee in 2012 was advised by Towers Watson & Co. pursuant to an engagement as the Committee’s independent compensation consultant to assist it in reviewing Martin Marietta’s executive compensation program to ensure that the program is consistent with the Board’s philosophy and to provide valuable information and insight as to market pay practices. Towers Watson conducted an extensive review and benchmarking study of Martin Marietta’s compensation program in 2007. In addition, it reviews and provides comments on management’s annual competitive analysis of each component of compensation and total compensation for the Chief Executive Officer and executive officers of Martin Marietta. Towers Watson provides the Committee with relevant market data and alternatives to consider when making compensation decisions for the Chief Executive Officer. Towers Watson also provides feedback to management on proxy information and published compensation surveys, which are then used by the Chief Executive Officer in making recommendations to the Committee with respect to compensation for executive officers other than the Chief Executive Officer. The Committee and/or the Committee Chairman from time to time in 2012 met with Towers Watson in private sessions without management present.

The Committee assessed and discussed the performance and independence of its executive compensation consultant in 2012 and whether the work performed by the executive compensation consultants at Towers Watson raised a conflict of interest that would prevent Towers Watson from independently advising the Committee. As part of this assessment, the Committee considered the extent of other business that Towers Watson performed for Martin Marietta and reviewed the safeguards that were in place to ensure the independence of the advice they received. The Committee also considered that Towers Watson provides other services to Martin Marietta, the amount of fees received by Towers Watson from Martin Marietta as a percentage of its total revenue, Towers Watson’s policies and procedures that are designed to prevent conflicts of interest, no personal or business relationship of the compensation consultant with a member of the Committee, no Martin Marietta stock owned by the compensation consultant, and no business or personal relationship between our executive officers and Towers Watson or the compensation consultant. The Committee considered that Towers Watson performed actuarial, retirement plan, welfare plan and benefits consulting services for Martin Marietta from a different office and individuals than those who provided compensation advice to the Committee. Martin Marietta paid $676,779 to Towers Watson for such other business in 2012. The engagement of Towers Watson (then Towers Perrin) for these other services was recommended by management, and approved by the Board of Directors, in 1995. The Committee had engaged Watson Wyatt for compensation consultant advice in 1995, and continued with the same group of compensation consultants from time to time. After the merger of Towers Perrin and Watson Wyatt in 2010, Martin Marietta used both groups of Towers Watson, namely the compensation consultants from the former Watson Wyatt firm and the actuarial, retirement plan, welfare plan and benefits consulting services from the former Towers Perrin firm. In contrast to the actuarial, retirement plan, welfare plan and benefits consulting services, Towers Watson’s fees to Martin Marietta for executive compensation services in 2012 were $160,454. The total fees Towers Watson received from Martin Marietta were less than 0.05% of its total revenue. The Committee also reviewed Towers Watson’s protocols and policies with regard to ensuring the objectivity of its consulting on compensation, including rigorous peer reviews by qualified reviewers who do not regularly perform work for Martin Marietta, a comprehensive Code of Conduct and Ethics that addresses issues relating to conflicts of interest, periodic compliance reviews, the compensation consultants who advise Martin Marietta on the compensation of executive officers and directors may not serve in broader relationship-management roles for us, individuals who are not part of the executive compensation consulting team (other than designated quality reviewers) are precluded from involvement in the development of recommendations regarding the compensation of Martin Marietta’s executive officers and directors, and the compensation paid to Towers Watson executive compensation consultants is not directly tied to the fees paid, or to the expansion of the fees paid, by that client. Based on these considerations, the Committee determined that adequate safeguards were in place to assure that the engagement of Towers Watson to provide actuarial, retirement plan, welfare plan and benefits consulting services would not cause Towers Watson to be unduly influenced by management and that Towers Watson provided objective and independent executive compensation advice to the Committee.

Compensation and Risk-Taking

We believe our executive pay is reasonable and provides appropriate incentives to our executives to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions. Compensation program features that mitigate against risks include the following:

•	Our annual bonus plan does not provide payment for poor individual or corporate performance, regardless of whether the failure to achieve target was outside management’s control.

•	There is a cap on the annual bonus, even for spectacular performance.

•	There are caps on the long-term equity awards, even if the required performance-related criteria are exceeded.

•	A majority of the named executive officers’ compensation is long-term, with equity grants vesting over three to five years, depending on the plan.

•	Our compensation is not based on highly-leveraged short-term incentives that encourage high risk investments at the expense of long-term value.

•	Long-term compensation to executive officers is based on specific performance measures that balance long-term growth and returns.

•	The Committee uses benchmarking data and the advice of its independent compensation consultant to keep compensation in line with typical market practices and appropriate to Martin Marietta’s needs.

The Use of Benchmarking Information

The Committee reviews compensation information drawn from various sources, including proxy statements of a peer group of the following companies that we selected primarily from the Standard and Poor’s 1500 Basic Materials Index with other companies added to the group, that are in the aggregates, cement, natural resources and specialty chemical industries based on similarities in revenue and business characteristics: Albermarle Corporation, Alpha Natural Resources, Inc., Amcol International Corporation, Arch Coal, Inc., FMC Corporation, Georgia Gulf Corporation, Granite Construction Inc., Kansas City Southern, Louisiana- Pacific Corporation, Packaging Corporation of America, Patriot Coal Corporation, Universal Forest Products Inc., The Valspar Corporation and Vulcan Materials Company (the “Compensation Peer Group”). The Committee reviews these peer companies annually to ensure that the companies included in the group are comparable to Martin Marietta as to size and mix, and other factors (such as removing companies that have undergone bankruptcy or other significant financial issues). The Compensation Peer Group was used by the Committee for data related to base, bonus and long-term incentive compensation because of the Committee’s view that it competes for executive officers and employees from companies that are represented by this group. In 2012 the Committee used a different peer group for comparisons related to performance based on its view that investors consider the performance of these public companies when deciding to make an investment in the construction materials sector. This peer group consists of Cemex, S.A.B. de C.V., CRH PLC, Heidelberger Druckmaschinen AG/Heidelberg USA, Holcim Ltd., Lafarge S.A. and Vulcan Materials Company (the “Performance Peer Group”).

Because the information in the proxy statements or other reports of these companies generally does not provide precise comparisons by position to our executive officers, the Committee also takes into consideration published independent compensation surveys of companies with revenue in the range of $1.5 billion to $2.0 billion as to median levels for each executive officer. As to the Chief Executive Officer’s compensation, the Committee reviews compensation information derived from both the Compensation Peer Group described above and the published surveys described in the preceding sentence, as well as the advice of Towers Watson. The Committee considered this benchmarking information in November 2011 in setting Mr. Nye’s base salary and for the other components of his 2012 compensation.

In general, the Committee compares annual base salaries to the median compensation levels or the 50th percentile and 75th percentile of executive officers performing similar job functions at the companies in both the peer group survey and the published surveys described above that were reviewed. The same peer group survey was used to consider compensation for the Chief Executive Officer, the Chief Financial Officer and the executive officers responsible for operations. The published surveys described above are used to consider compensation for the Chief Executive Officer and all the named executive officers. The Committee also reviews a range of market pay for similarly-situated executive officers. It also compares targets for all variable pay, which is compensation other than base salaries, to the median level. The variable pay is based on specific performance measurements as discussed below for each component of compensation and is therefore commensurate with actual performance. In structuring variable pay, the Committee seeks to give each executive officer the opportunity to earn more than the median of the total compensation paid to executive officers performing similar job functions at the peer companies for outstanding performance, which can be difficult to achieve. The Committee uses the median level for benchmarking purposes because it believes that is the appropriate level to attract and retain executive officers. Coupled with the opportunity to earn higher amounts commensurate with performance, the Committee believes high performing executives are given appropriate incentives and rewards for performance that results in improved shareholder value.

Although the Committee uses the benchmark standards as its starting point in setting compensation levels, the compensation packages for executive officers may vary materially from the peer group benchmarks based on several factors. Market data, position, tenure, individual and organization performance, retention needs and internal pay equity have been the primary factors considered in decisions to increase or decrease compensation opportunities. Specifically, the Committee sets compensation levels below the benchmark levels for executive officers with relatively less relevant experience, less responsibility, less tenure with Martin Marietta and/or lower performance ratings. Conversely, if an officer consistently receives favorable performance ratings, accumulates years of service and expertise in relevant areas, has more responsibility and/or has significant other achievements, his or her compensation will typically be above the peer group median. Long-term compensation to executive officers is based on specific performance measurements as discussed below for each component of compensation.

Compensation Structure and Awards for 2012

The Committee periodically reviews the components of Martin Marietta’s executive compensation program to ensure that pay levels are competitive and that incentive opportunities are effective in attracting and retaining talented employees. Consistent with the Committee’s approach in prior years, the 2012 executive compensation program was based on the following principles:

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Base salaries that provide a base level of compensation targeted to the median level of salaries paid to officers in comparable companies with perceived comparable responsibilities, adjusted for each individual to reflect the factors discussed above.

•	Annual cash bonuses that reward recipients if they achieve or exceed performance results against established targeted corporate and personal goals.

•	Stock purchase awards that encourage stock ownership and reward future stock price appreciation by permitting the recipients to purchase stock at a discount with cash from bonus awards.

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Long-term equity compensation that links officers’ rewards directly to the return realized by Martin Marietta’s shareholders. This component includes both stock options and restricted stock awards, both of which are based on Martin Marietta’s performance.

•	Retirement and other benefits that are designed to attract and retain employees. The level of retirement payments reward employees who remain with Martin Marietta for longer periods of employment.

When setting total compensation for each of the named executive officers, the Committee reviewed in 2012 tally sheets that showed the executive’s total current compensation, including equity and non-equity based compensation. In establishing specific award levels in 2012, the Committee reviewed award amounts granted in past years but it did not adjust amounts or otherwise take into account other award amounts or prior awards that vested because all of the components are targeted at median levels with the opportunity to exceed such levels for superior performance. When the performance is achieved, we believe that the executive officers should be rewarded and that this approach is consistent with achieving sustained value for the shareholders.

Base Salary

Martin Marietta provides the named executive officers with base salaries to provide minimum compensation for services rendered during the fiscal year. Salary levels for executive officers are typically considered by the Committee annually as part of each executive officer’s performance review as well as upon a promotion or other change in job responsibility, and may be increased or decreased at that time based on: (1) the Committee’s agreement on the individual’s contribution to Martin Marietta, and (2) changes in median competitive pay levels. The competitive market rate based on the benchmarking standards referred to above and proposed individual salary for each executive are presented by the Chief Executive Officer to the Committee, along with data supporting the recommendations, other than for himself. In 2012, an increase in the range of 2.5% to 3.26% from 2011 base salaries was awarded to each executive officer, other than Mr. Nye and Mr. Vaio, in furtherance of executive management’s efforts to manage costs. The 2012 increase was lower than previous base salary increases given to the executive officers. Mr. Vaio received a salary increase of 7.37% in 2012 in light of his expanded responsibilities related to the recently-acquired Colorado business. Base salary in 2012 for executive officers other than Mr. Nye was at approximately the median range of the compensation peer group in 2012.

In assessing the Chief Executive Officer’s base salary for 2012, the Committee approved a base salary of $850,000 for Mr. Nye in November 2011. This 3.03% increase was awarded based on his excellent achievements as Chief Executive Officer since 2010 in a challenging economic environment. The Committee also considered the increase in the number of managers reporting directly to Mr. Nye as a result of management reorganization. In addition, the Committee considered whether this increase would further its objective in aligning Mr. Nye’s compensation with the interests of the company’s shareholders. The Committee reviewed base salary data and total compensation data for chief executive officers in the compensation studies described above. It also considered the advice of Towers Watson. Mr. Nye’s base salary and annual incentive bonus compensation for 2012 were below the median range of peers in the Compensation Peer Group.

Annual Bonus Compensation

We award annual cash bonuses based on corporate performance objectives and the achievement of individualized targeted goals. This furthers Martin Marietta’s compensation philosophy in that it encourages superior performance and rewards the achievement of Martin Marietta’s annual goals. In 2012, under Martin Marietta’s Executive Incentive Plan, the amount of bonus that an executive could receive was based upon a percentage of that executive’s base salary. In 2012, all of the executive officers participated in the plan, except for Mr. Nye, for whom bonus compensation was awarded outside of the plan.

In determining awards granted under the plan, the Committee first reviews the achievements of Martin Marietta for the past year as compared to its targeted goals set at the end of the previous year. The Committee then conducts a comparative review of the individual contributions of each of the executive officers towards achieving these goals. The Committee also considers qualitative measures of performance for the executive officers such as adherence to and implementation of Martin Marietta’s Code of Ethics and Standards of Conduct, safety, customer satisfaction, and product quality.

The amount awarded to each executive officer is based upon the Committee’s general review of each individual’s achievement of individualized targeted goals, including standard objective measures of financial performance such as earnings, cash flow, and other key sales and production metrics for Martin Marietta as a whole and for individual business units, and subjective measures, such as the individual’s overall contribution to Martin Marietta, personal or organizational development and overall effectiveness of the executive. The target for these goals, which is a percentage of base salary depending upon the executive’s position, is set at or about the median level of the executives with comparable responsibilities at the comparable company group. For 2012, the target bonus level set for each of the named executive officers was a percentage of such officer’s base salary: 80% for Ms. Lloyd and Mr. Vaio and 70% for Ms. Bar and Mr. McCunniff, and 60% for Ms. Guzzo. The maximum is 150% of target commensurate with performance at that “stretch” level. There is no threshold since there is no guaranteed bonus if the performance goals are not met.

The objective goals vary by the position of the executive officer. They are established at the beginning of each plan year and are based upon Martin Marietta’s Long Range Operating Plan, which is set at the end of the previous year. For executives in corporate staff positions, 50% of the determination is made with respect to Martin Marietta’s performance and 50% is based on the individual’s performance against established objectives. For named executive officers with operating unit responsibility, 40% of the determination is made with respect to the operating unit’s performance, 25% is based on Martin Marietta’s performance and 35% is based on the individual’s performance against established objectives.

The individualized target goals are tailored for each executive, his or her specific areas of responsibility and the then-current and longer term goals of Martin Marietta. In addition, achievement of the goals typically is in part dependent on conditions outside the control of each of the named executive officer. For example, we have a strong focus on safety in our business. Regardless of the achievement of other targets, incentive awards are reduced for all employees in the event of any workplace fatality in Martin Marietta. Similarly, our business may be adversely affected by hurricanes or other weather-related conditions, which could have the result of impeding the achievement of certain performance-based goals.

Although there is substantial uncertainty with respect to achieving the target levels at the time the goals are set and communicated, our named executive officers have a reasonable expectation of receiving a cash incentive award at a level that is near their target level. However, the “stretch” levels remain extremely difficult to obtain and the maximum cash award level has not been achieved in prior periods.

The bonus level for 2012 for the named executive officers was in the range of 66% to 75.5% of target as a result of Martin Marietta’s lower financial performance in 2012 than historical levels even though the named executive officers achieved near their target levels on the individualized personal goals. The factors that the Committee took into account in determining Martin Marietta’s performance in 2012 included a detailed assessment of Martin Marietta’s overall financial performance and each segment’s financial performance, Martin Marietta’s continuing successful cost management and automation initiatives in a challenging economic environment, a safety performance improvement of 6.5% in total case incident rate over the prior year’s record low rate, outstanding environmental and regulatory compliance results, continuing achievement of excellent management of working capital, and the successful organic and inorganic growth of Martin Marietta.

The Chief Executive Officer does not participate in Martin Marietta’s Executive Incentive Plan and his bonus, if any, is determined at the discretion of the Committee. Generally, his bonus level is approximately 100% of his base salary although there is no specific target for the Chief Executive Officer’s bonus. The Committee did not attempt to set Mr. Nye’s 2012 bonus in any particular relationship to peer compensation survey data. The Committee awarded him an annual incentive bonus of $600,000 for 2012, which was 70.6% of his base salary, after considering many diverse factors, including the advice of Towers Watson. Consistent with its compensation philosophy that focuses on long-term performance, the Committee considers whether there are factors in addition to quantitative ones that should be taken into account in establishing the overall level of Mr. Nye’s compensation. In this regard, the Committee considered accomplishments that benefit shareholders in the longer term. In subjectively determining the amount of Mr. Nye’s bonus for 2012, the Committee took into account the same type of objective performance measures and qualitative measures, such as the effectiveness and quality of Mr. Nye’s leadership of Martin Marietta, as it would typically consider for executive officers who receive awards under the plan.

The following achievements were considered by the Committee in determining Mr. Nye’s 2012 bonus:

•	Total shareholder returns in 2012 of 27.58% that outpaced the S&P 500 return of 15.99% and the S&P 500 Materials return of 15.20%.

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Consolidated net sales of $1.839 billion in 2012 that exceeded 2011 sales by $319 million or 21%, including a $238 million contribution from the newly-acquired Colorado business resulting from the integration of that division.

•	Financial performance in 2012 that exceeded market expectations, reporting:

¯	Earnings per diluted share of $1.83 in 2012 compared with $1.78 in 2011

¯	Adjusted earnings per diluted share of $2.29, an increase of $.26 per share, or 13% over 2011

¯	Adjusted net earnings attributable to Martin Marietta of $105.7 million, an increase of 13% over 2011

•	Specialty Products record earnings from operations of $68.5 million compared with $66.3 million in 2011.

•	The successful completion of the capital project to construct a new kiln at the Specialty Products’ Woodville, Ohio facility, which was accomplished on budget and ahead of schedule.

•	The stringent focus on controlling costs and improving efficiencies, which differentiated us from others in the industry, as reflected by:

¯	Employee productivity increase of 5.6%, as measured by tons produced by per working man hour

¯	Gross profit margin in 2012 of 17.7%

¯	Selling, general and administrative expenses of 7.5% of net sales in 2012, down 70 basis points from 2011

¯	$223 million in cash was generated from our operations, representing 12% of net sales in 2012

¯	Further reorganization of the management structure, which allowed us to realign our divisional composition and is expected to reduce ongoing annual overhead costs by approximately $3.1 million

•	Achievement of excellent regulatory performance, including further safety performance improvement in total injury incidence rates.

•	The generation of sufficient cash flow to continue paying dividends to shareholders at the unreduced annual rate of $1.60 per share.

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Excellent balance sheet management that allowed Martin Marietta to consider marketplace opportunities, pay its debt obligations as they matured, maintain the annual cash dividend of $1.60 per share to shareholders, and reduce outstanding debt by $13 million, thereby achieving a year-end debt-to-EBITDA ratio of 3.2 times, in compliance with the 3.75 ratio provided for in the company’s senior credit agreement.

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The innovative use of Martin Marietta’s information systems to achieve new and improved applications to enhance customer service and further management’s ability to analyze and manage the business. Martin Marietta was the only company in its industry to be selected (now for the 11th straight year) to the Information Week 500.

•	No significant deficiencies or material weaknesses in the design or operation of Martin Marietta’s internal control over financial reporting.

•	The efforts made to propose a significant business combination that was not consummated, including the response from the company’s shareholders.

The Committee also considered the performance of Martin Marietta as compared to its peers and bonuses awarded to executives in comparable positions in the compensation studies discussed above, as well as the bonuses awarded to the other named executives in 2012.

Because a subjective analysis of performance criteria was used in determining the bonus compensation paid under the Executive Incentive Plan and the bonus compensation paid to Mr. Nye,

the bonus compensation does not qualify for the performance-based exception to the $1,000,000 limit on deductibility of executive officer compensation under Section 162(m) of the Internal Revenue Code of 1986.

Performance-Based Stock Purchase Awards

The Incentive Stock Plan is intended to give the named executive officers who participate in the Executive Incentive Plan the opportunity to invest up to 50% of their annual cash bonus to purchase units that are subsequently converted into shares of common stock pursuant to the terms of the plan at a 20% discount from the market price of Martin Marietta’s common stock on the date the amount of the bonus is determined. Participation in the plan is elective, except that all senior officers of Martin Marietta are required to invest a minimum of 20% of their cash bonus towards the crediting of units under the plan, except for the Chief Executive Officer who is required to invest a minimum of 35% of his cash bonus towards the crediting of such units. The units generally vest in three years from the date of the award and are distributed in shares of common stock. If an executive officer voluntarily terminates employment before the units vest in three years, the stock units are forfeited and the executive officer receives a cash payment equal to the lesser of the cash that was invested or the fair value of the share units on the day of termination.

The mandatory contribution requirement directly links a portion of executive officer compensation to shareholder returns. The vesting aspect combined with the yearly stock purchase requirement creates continuous overlapping three-year cycles, which encourage executive officer retention and provide a continuous link of a significant portion of executive officer compensation with shareholder return over the long-term to reward these executive officers in line with our shareholders when our stock price increases.

Long-Term Incentive Compensation

Martin Marietta’s long-term compensation in 2012 consisted of equity awards granted in the form of stock options and restricted stock units. When the Committee grants each component of long-term compensation, it first determines the intended cash value of the award based on specific performance metrics described below. It then converts the cash value into an equity award using the closing price of the common stock on the date of award. The equity award is subject to vesting and forfeiture as described below. The target for the awards is the median of comparable companies in the Performance Peer Group and the Committee has designed the awards to give the participants an opportunity to exceed the median level with high performance. Accordingly, these components of the executive compensation program encourage participants to focus on the long-term performance of Martin Marietta and provide an opportunity for executive officers to increase their stake in Martin Marietta. The long-term incentive compensation program delivers more value to executive officers if the value of Martin Marietta’s stock increases.

LTIP Awards.    Martin Marietta’s long-term incentive program (LTIP Awards) consists of (1) granting a mix of options and restricted stock units and (2) basing the amount of the award on the performance of Martin Marietta. The Committee believes that the mix provides better incentives to executive officers than either options or restricted stock units alone. Stock options link the compensation provided to the named executive officers with gains realized by the shareholders and therefore serve to confer on recipients an ownership interest in Martin Marietta. These awards also assist Martin Marietta in maintaining competitive levels of total compensation. The vesting periods associated with stock options encourage the continued retention of these individuals. The granting of restricted stock unit awards to executive officers continues to provide a motivating form of equity compensation and provides certain advantages over the use of only stock options because restricted stock units have an intrinsic value when granted and executives holding these awards share an immediate downside risk with our shareholders. In addition, restricted stock units permit us to issue fewer shares to deliver the same value, thereby reducing potential dilution.

For each named executive officer, other than the Chief Executive Officer, the Committee derived a target dollar value for this component of compensation based on a review of equity award data in the compensation studies described above and input from Towers Watson. The target is increased each year by an amount equal to the average percentage increase in base pay for salaried employees and relevant subjective considerations, such as a promotion or expanded responsibilities. The maximum award (200%) is a stretch goal based on the Committee’s subjective determination that such level of shareholder value created by Martin Marietta is outstanding, and for 2012 would be achieved when Martin Marietta’s return on invested capital is at least 6% higher than the weighted average cost of capital.

In 2012, the Committee considered Martin Marietta’s performance in light of the severe nature and duration of the recession. The Committee considered Martin Marietta’s profitability, financial position, growth, regulatory and compliance results, other financial data and other factors relating to the performance of Martin Marietta and its competitors, including share price performance, operating performance, margin performance, the continued unreduced payment of dividends to shareholders, outstanding cost management, strong capital structure, excellent cash flow results, achievement of a world class safety record, and other factors. It reaffirmed its compensation philosophy of utilizing long-term awards to incentivize executive officers, recognize superior job performance under the extenuating circumstances of the current recession, and retain talented managers. It also considered the significantly lower level of annual bonuses paid starting in 2009, the grant of LTIP awards at 50% of target in 2011, and the elimination of certain performance-based restricted stock unit awards to the executive officers granted in previous years as part of Martin Marietta’s compensation program. The Committee considered advice from Towers Watson that an award based on these metrics was appropriate to reward performance that the Committee viewed as extraordinary during the harsh economic climate.

In light of these considerations, awards were granted in 2012 at 50% of each officer’s target. One-third of the dollar value was then converted to stock options and two-thirds of the dollar value was converted to restricted stock units using the closing price on the date of grant. The one-third stock options to two-thirds restricted stock units bases was determined on a variety of factors, including lattice modeling values for options, median levels of compensation, and a subjective view regarding the appropriate mix of restricted stock units and stock options in light of compensation, incentive and accounting considerations.

In 2012, the Committee awarded Mr. Nye 16,317 options and 8,159 shares of restricted stock units that are subject to vesting, which the Committee believes will align this portion of Mr. Nye’s compensation directly with Martin Marietta’s performance over the long term. In exercising its discretion for Mr. Nye, the Committee generally follows the same procedures as are followed in determining the amount of annual bonus compensation discussed above. The Committee determined the dollar value for this component of Mr. Nye’s compensation by starting with the median level of long-term compensation identified in the compensation studies reviewed. The Committee then adjusted the amount as it deemed appropriate based on its subjective determination of the Chief Executive Officer’s performance. The dollar value was converted to a mix of one-third stock options and two-thirds restricted stock units, as are the long-term stock option and restricted stock unit awards for the other named executive officers. The award granted was 50% of the target for Mr. Nye.

The stock options granted in 2012 vest ratably over 4 years and the restricted stock units vest on the third anniversary of the grant date, in each case in general if the executive is continuously employed from the date of grant through the vesting date. Prior to the exercise of a stock option, the holder has no rights as a shareholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. Executives who receive awards of restricted stock units (including restricted stock units discussed below) receive dividend equivalents paid on the shares awarded at the same rate and at the same time as the other shareholders of Martin Marietta. The value of the receipt of these dividend equivalents is included in the value of the restricted stock unit awards shown in the Summary Compensation Table. We pay these dividend equivalents to remain competitive on compensation because the majority of other comparable companies in compensation surveys pay dividends or equivalents.

Stock-Based Awards Generally.    All stock purchase awards under our Incentive Stock Plan and restricted stock unit awards described above are granted at the Committee’s regularly scheduled meetings in January following the availability of financial results for the prior year, and all LTIP awards are granted in May to enable us to consider current proxy information and compensation surveys for comparable companies. Newly hired executive officers may, subject to the discretion of the Committee, receive an award of restricted stock units as of the date of their hire. The per-share exercise price for all stock options is equal to, and the number of restricted stock units is based on, the New York Stock Exchange closing price of Martin Marietta’s common stock on the date of the grant. The Committee has never granted stock options with an exercise price that is less than the closing price of Martin Marietta’s common stock on the grant date nor has it granted options that are priced on a date other than the date the Committee took action to make such grants. The Committee’s schedule is determined several months in advance and the proximity of any awards to earnings announcements or other market events is coincidental.

All of Martin Marietta’s equity-based award plans have been approved by shareholders.

Ownership Guidelines

Martin Marietta generally requires that executive officers, other than the Chief Executive Officer, invest a minimum of 20%, and that the Chief Executive Officer invest a minimum of 35%, of each year’s cash bonus award in common stock units of Martin Marietta that are purchased at a 20% discount to the price on the date of grant through the Incentive Stock Plan, which awards vest generally after three years of additional employment with Martin Marietta. In addition, a significant portion of the executive compensation program is in the form of equity awards that vest over various periods. There is no required holding period beyond the vesting period. Martin Marietta does not have formal ownership guidelines for the named executive officers. The Committee believes that the equity components of the compensation program appropriately align the interests of executive officers with the interests of our shareholders, as more fully described above.

Perquisites

Martin Marietta provides named executive officers with perquisites that the Committee believes are appropriate, reasonable and consistent with its overall compensation program to better enable Martin Marietta to attract and retain superior employees for key positions. The Committee periodically reviews the types and levels of perquisites provided to the named executive officers. The value of each of the named executive officer’s perquisites is included in the annual compensation set forth in the Summary Compensation Table.

The perquisites provided in 2012 to the named executive officers included personal use of leased automobiles and, for some executive officers, personal use of Martin Marietta’s plane. Martin Marietta also provides to executive officers and other employees certain other fringe benefits such as tuition reimbursement, airline club dues, professional society dues, and food and recreational fees incidental to official company functions. Martin Marietta did not provide country club or dinner club memberships to its executive officers in 2012.

Retirement and Other Benefits

In order to attract, retain and maintain market competitive levels of compensation, we provide retirement and other benefits to the named executive officers and other employees. The benefits under the defined benefit pension plan are more valuable for employees who remain with Martin Marietta for longer periods, thereby furthering Martin Marietta’s objectives of retaining individuals with more expertise in relevant areas and who can participate in management development for purposes of executive succession planning. All of Martin Marietta’s salaried employees in the United States are eligible to participate in the following retirement and other plans. The named executive officers participate in the plans on the same terms as Martin Marietta’s other salaried employees. Additional information regarding these benefits is under the heading Pension Benefits Table on page 58 and the accompanying narrative.

Pension Plan.    We have a defined benefit pension plan under which eligible full-time salaried employees of Martin Marietta who have completed five continuous years of employment with Martin Marietta, including the named executive officers, earn the right to receive certain benefits upon retirement on a reduced basis at or after age 55 and on an unreduced basis at or after age 62. Retirement benefits are monthly payments for life based on a multiple of the years of service and the final average eligible pay for the five highest consecutive years in the last ten years before retirement, less an offset for social security. The amount is equal to the sum of (A) plus (B) plus (C) below:

(A)	1.165% of the participant’s final average eligible pay up to social security covered compensation, multiplied by the participant’s credited years of service up to 35 years;

(B)	1.50% of the participant’s final average eligible pay in excess of social security covered compensation, multiplied by the participant’s credited years of service up to 35 years;

(C)	1.50% of the participant’s final average eligible pay multiplied by the participant’s credited years of service in excess of 35 years.

Supplemental Excess Retirement Plan.    We also have a nonqualified restoration plan that covers any employee in the defined benefit pension plan, including the named executive officers, who are highly compensated and whose qualified plan benefit is reduced by Internal Revenue Code benefit or pay limits in Sections 415(b) and 401(a)(17). The plan is based on the same formula as the qualified Pension Plan described above. Benefits under our nonqualified plan are paid from our general assets.

Performance Sharing Plan.    The Performance Sharing Plan is a tax-qualified defined contribution retirement savings plan pursuant to which all salaried employees in the United States, including the named executive officers, are eligible to contribute up to 25% or the limit prescribed by the Internal Revenue Service on a ROTH individual retirement account or a before-tax basis and up to an additional 17% on an after-tax basis not to exceed a total of 25%. We match 50% of the first 7% of pay that is contributed by employees to the Performance Sharing Plan up to Internal Revenue Service limitations. All contributions as well as any matching contributions are fully vested upon contribution.

Retiree Medical.    Eligible salaried employees who commenced employment with Martin Marietta prior to December 1, 1999 and who retire with at least 5 years of service are currently eligible for retiree medical benefits for life. Eligible salaried employees who commenced employment with Martin Marietta between December 1, 1999 and December 31, 2001 and who retire with at least 15 years of service are currently eligible for retiree medical benefits until age 65. Eligible employees share the cost of retiree medical based on their years of service and a predetermined cap on total payments by Martin Marietta. Employees who commenced employment with Martin Marietta on or after January 1, 2002 are not eligible for retiree medical benefits. Mr. Nye is not eligible for retiree medical benefits as he commenced employment with Martin Marietta in 2006.

Medical Insurance.    Martin Marietta provides an opportunity to all of its salaried employees in the United States and the employees’ immediate family to select health, dental and vision insurance coverage. Martin Marietta pays a portion of the premiums for this insurance for all employees. All employees in the United States, including the named executive officers, pay a portion of the premiums depending on the coverage they choose.

Life and Disability Insurance.    Martin Marietta provides to all of its salaried employees in the United States, including the named executive officers, long-term disability and life insurance that provides up to 1.5 times base salary at no cost to the employee. All employees in the United States, including the named executive officers, can choose additional coverage and pay a portion of the premiums depending on the coverage they choose. In addition, Martin Marietta pays an amount equal to one month base salary in the event of death of any active salaried employee.

Housing Allowance and Relocation Costs.    Martin Marietta provides relocation benefits, including a housing allowance, to certain employees upon their employment with Martin Marietta or in conjunction with a job relocation or promotion.

Potential Payments Upon Termination or Change of Control

Martin Marietta has entered into an Employment Protection Agreement with each of the named executive officers that provides for certain payments and benefits upon a qualifying termination of employment following a change of control. Martin Marietta’s equity-based award plans and retirement plans also provide for certain post-termination payments and benefits. The Committee believes these payments and benefits are important to align the interests of the executive officers with the interests of the shareholders because the agreements will reduce or eliminate the reluctance to pursue potential change of control transactions that may ultimately lead to termination of their employment but otherwise be in the best interests of our shareholders. There are no employment agreements with any employees of Martin Marietta, including the named executive officers. The Employment Protection Agreement is described on pages 59 to 60 of this Proxy Statement.

In addition, Martin Marietta’s Amended and Restated Stock-Based Award Plan, pursuant to which equity-based awards are made to the executive officers, provides that upon the occurrence of a change of control of Martin Marietta as provided in the Employment Protection Agreements, all time periods for purposes of vesting in, or realizing gain from, any outstanding award under the plan will automatically accelerate.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code of 1986 makes certain compensation to the named executives in excess of $1 million non-deductible to Martin Marietta unless it is based on objectively determined performance criteria pursuant to a plan approved by shareholders. One of the named executive officers received annual compensation exceeding $1 million in 2012 that is not deductible pursuant to Section 162(m).

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m). Although the Committee has structured the current compensation program based on various performance criteria as described above, certain aspects of the program do not comply with the other requirements of Section 162(m). The Committee has determined that it is essential in achieving the compensation objectives discussed above to retain the flexibility to exercise subjective judgment in assessing an executive’s performance. The Committee believes that the achievement of Martin Marietta’s general compensation policies and objectives that are currently in place best serves shareholder interests.

EXECUTIVE COMPENSATION

Executive Officer Compensation

The following tables show annual and long-term compensation, for services in all capacities to Martin Marietta, earned by the Chief Executive Officer, the Chief Financial Officer, three other executive officers serving as such on December 31, 2012, and a former executive officer who resigned during 2012, which we refer to collectively as the “named executive officers.” These tables and the accompanying narratives should be read in conjunction with the Compensation Discussion and Analysis section of this proxy statement, which provides a detailed overview of the methods used by Martin Marietta to compensate its officers, including the named executive officers.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years set forth below. Martin Marietta has not entered into any employment agreements with any of the named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)[1] (d)	Stock Awards ($)[2] (e)	Option Awards ($)[3] (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)[4] (h)	All Other Compensation ($)[5] (i)	Total ($) (j)
C. Howard Nye President and CEO	2012	850,000	390,000	773,950	363,543		520,648	128,368	3,026,509
	2011	825,000	325,000	723,078	379,279		269,055	139,188	2,660,600
	2010	800,000	390,000	967,503	382,008		143,656	157,167	2,840,334
Anne H. Lloyd	2012	481,067	232,451	249,230	123,208		445,594	59,331	1,590,881
Executive Vice President, CFO and Treasurer	2011	467,767	180,221	230,760	128,562		332,881	66,087	1,406,278
	2010	463,500	218,160	361,399	129,451		202,496	78,001	1,444,008
Roselyn R. Bar[6] Senior Vice President, General Counsel and Corporate Secretary	2012 2011	402,619 392,300	148,808 132,252	193,206 184,704	100,550 104,829		422,274 317,101	55,621 62,973	1,323,078 1,194,159
Donald A. McCunniff[7] Senior Vice President, Human Resources	2012	328,533	134,305	159,305	81,032		81,311	31,310	815,796
Dana F. Guzzo[7] Senior Vice President, Controller, Chief Accounting Officer and Chief Information Officer	2012	292,970	98,438	92,347	43,647		122,625	21,658	671,685
Former Executive Officer: Bruce A. Vaio Executive Vice President	2012 2011	500,000 457,367	281,401 170,360	191,117 228,295	123,208 128,562		474,282 343,274	102,365 68,753	1,672,373 1,396,611
	2010	453,200	213,312	357,395	129,451		208,790	81,612	1,434,960

1

The amounts in column (d) for 2012 reflect the cash bonuses to the named individuals earned in 2012 and paid in 2013 under the Executive Incentive Plan, which is discussed in further detail on pages 41 to 45 under the heading “Annual Bonus Compensation.” The amounts in this column also include the amounts of bonus irrevocably deferred in common stock units at the election of each named executive officer pursuant to Martin Marietta’s Incentive Stock Plan, which is discussed in further detail on page 45 under the heading “Performance-Based Stock Purchase Awards.” The number of stock units and the related grant date fair value attributable to the amounts of bonus so deferred by the named executive officers appear in column (i) and (l), respectively, of the Grants of Plan-Based Awards Table on page 53. The amounts mandatorily deferred in 2012 are included in column (e). The amounts deferred in 2012 for each of the named executive officers at his or her election, which are included in column (d), are as follows: Mr. Nye, $0; Ms. Lloyd, $0; Ms. Bar $9,301; Mr. McCunniff, $0; Ms. Guzzo, $6,153; and Mr. Vaio, $0.

2

The amounts in column (e) reflect the aggregate grant date fair value of awards made in the year reported, determined in accordance with FASB ASC Topic 718 (without any assumption for early forfeiture), of awards of restricted stock units (including performance-based restricted stock unit awards granted in 2012) and awards related to the amount of cash bonus irrevocably and mandatorily deferred in common stock units by each named executive officer pursuant to Martin Marietta’s Incentive Stock Plan, which is discussed in further detail on page 45 under the heading “Performance-Based Stock Purchase Awards.” The amount included in the table for performance-based restricted stock unit awards granted in 2012 reflects the value of the units granted, which is subject to forfeiture if the executive does not remain in the employment of Martin Marietta for the requisite time period (generally three or four years). The amounts in column (e) do not include the 20% discount on the Incentive Stock Plan units, which is reported in column (i). Assumptions used in the calculation of these amounts are included in Note A to

Martin Marietta’s audited financial statements for the fiscal year ended December 31, 2012, included in Martin Marietta’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2013. The amounts of cash bonus deferred in 2012 at the election of each named executive officer are included in column (d). The amounts of cash bonus mandatorily deferred in 2012 for each of the named executive officers are as follows: Mr. Nye, $210,000; Ms. Lloyd, $58,113; Ms. Bar, $37,202; Mr. McCunniff, $33,576; Ms. Guzzo, $24,609; and Mr. Vaio, $0.

3

The amounts in column (f) reflect the grant date fair value, determined in accordance with FASB ASC Topic 718 (but excluding the effect of estimated forfeitures), of option awards made in the year reported. Assumptions used in the calculation of these amounts for the fiscal year ended December 31, 2012 are included in Note A to Martin Marietta’s audited financial statements for the fiscal year ended December 31, 2012, included in Martin Marietta’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2013.

4

The amounts in column (h) reflect the aggregate increase in the actuarial present value of the named executive officer’s accumulated benefits during 2012, 2011 and 2010, respectively, under all defined benefit retirement plans established by Martin Marietta determined using interest rate and mortality rate assumptions consistent with those used in Martin Marietta’s financial statements and include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested.

5

The amount shown in column (i) reflects for each named executive officer: matching contributions allocated by Martin Marietta to each of the named executive officers pursuant to the Performance Sharing Plan, which is more fully described on page 48 under the heading “Retirement and Other Benefits,” the value attributable to life insurance benefits provided to the named executive officers, which is more fully described on page 48 under the heading “Retirement and Other Benefits”; and the value attributable to personal use of leased automobiles provided by Martin Marietta, and, for some executive officers, Martin Marietta’s plane. The personal use of the plane in 2012 was related to spouses accompanying executive officers on business trips. These values are included as compensation on the W-2 of named executive officers who receive such benefits. Each such named executive officer is responsible for paying income tax on such amount. Except with regard to Mr. Vaio, none of the All Other Compensation elements included in column (i) that are not perquisites or personal benefits exceed $10,000. None of the elements that are perquisites or personal benefits exceed the greater of $25,000 or 10% of the total perquisites for each named executive officer. The amounts in column (i) also reflect the 20% discount from the market price of Martin Marietta’s common stock pursuant to the elective deferrals under the Incentive Stock Plan in each of 2012, 2011 and 2010, and the dollar value of dividend equivalents on units credited under the Incentive Stock Plan and on restricted stock units as computed for financial statement reporting purposes for each fiscal year ended December 31, 2012, 2011 and 2010 in accordance with FASB ASC Topic 718.

6	Ms. Bar was not a named executive officer for purposes of the Summary Compensation Table in 2010.

7	Mr. McCunniff and Ms. Guzzo were not named executive officers for purposes of the Summary Compensation Table in 2011 or 2010.

8

Mr. Vaio resigned from Martin Marietta on December 28, 2012. The amounts reflected in column (i) include $43,269 paid to him for his unused earned vacation upon his termination of employment. Mr. Vaio’s entitlements upon his resignation are described on page 61 of this Proxy Statement.

Grants of Plan-Based Awards

The table below shows each grant of an award made to a named executive officer in the fiscal year ended December 31, 2012. This includes equity awards made to the named executive officers under Martin Marietta’s Stock-Based Award Plan and the Incentive Stock Plan.

GRANTS OF PLAN-BASED AWARDS TABLE

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards[5] (l)
Name (a)	Grant Date (b)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

C. Howard Nye	1/24/13	[2]							2,646			262,563
	5/24/12	[3]							8,159			563,950
	5/24/12	[4]								16,317	69.12	363,543
Anne H. Lloyd	1/24/13	[2]		$384,854	$577,820
	1/24/13	[2]							733			72,736
	5/24/12	[3]							2,765			191,117
	5/24/12	[4]								5,530	69.12	123,208
Roselyn R. Bar	1/24/13	[2]		$281,833	$422,750
	1/24/13	[2]							586			58,149
	5/24/12	[3]							2,257			156,004
	5/24/12	[4]								4,513	69.12	100,550
Donald A. McCunniff	1/24/13	[2]		$229,973	$344,960
	1/24/13	[2]							423			41,974
	5/24/12	[3]							1,819			125,729
	5/24/12	[4]								3,637	69.12	81,032
Dana F. Guzzo	1/24/13	[2]		$175,782	$263,673
	1/24/13	[2]							388			38,501
	5/24/12	[3]							980			67,738
	5/24/12	[4]								1,959	69.12	43,647
Former Executive Officer:
Bruce A. Vaio	1/24/13	[2]		$400,000	$600,000
	5/24/12	[3]							2,765			191,117
	5/24/12	[4]								5,530	69.12	123,208

1

The amounts shown in column (d) reflect the target level of annual bonus that could have been earned in 2012 that was paid in 2013 pursuant to the Executive Incentive Plan. The amounts shown in column (e) reflect the maximum level of annual bonus that could have been earned in 2012. There is no threshold amount since the program does not provide for an amount to be paid if performance falls below the performance goals. These amounts shown in columns (d) and (e) have not been reduced by the amounts that were mandatorily and voluntarily invested pursuant to the Incentive Stock Plan, which are also reported in column (i) of this table corresponding to footnote 2. The amount earned in cash and voluntarily deferred is also included in column (c) of the Summary Compensation Table. Mandatory deferrals of payments under the Incentive Stock Plan into common stock units are included in column (e) of the Summary Compensation Table on page 51. Mr. Nye does not participate in the Executive Incentive Plan.

2

The amounts shown in column (i) reflect the amount of cash bonus earned in 2012 but paid in 2013 that was deferred in units of common stock under the Incentive Stock Plan. Participants in this program for 2012 were approved on May 24, 2012. These awards are discussed under the heading Performance-Based Stock Purchase Awards on pages 45 to 47. These awards are also included in columns (d) and (e) of this table and the Summary Compensation Table on page 51. For Mr. Vaio, the amount reported reflects the cash bonus he earned in 2012, which is described under the heading Value of Payments Upon Termination on page 60.

3

The amounts shown in column (i) reflect the number of shares of restricted stock units granted in 2012 to each of the named executive officers pursuant to the Stock-Based Award Plan. These awards are discussed under the heading LTIP Awards on page 45. These awards are also included in column (e) of the Summary Compensation Table on page 51.

4

The amounts shown in column (j) reflect the number of options to purchase shares of Martin Marietta’s common stock granted in 2012 to each of the named executive officers pursuant to the Stock-Based Award Plan. These awards are discussed under the heading LTIP Awards on page 45. These awards are also included in column (f) of the Summary Compensation Table on page 51.

5

The amounts shown in column (l) reflect the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. The components of these amounts are included in columns (e), (f) and (i) of the Summary Compensation Table on page 51.

Stock-based incentive awards have been a significant component of Martin Marietta’s management compensation. In 1998, the Board of Directors adopted and Martin Marietta’s shareholders approved the Stock-Based Award Plan. In 2006, the shareholders approved amendments to the plan increasing the number of shares of Martin Marietta’s common stock available for restricted stock awards. They also approved amendments to the plan designed to more directly tie long-term compensation incentives to Martin Marietta’s performance and enhance flexibility in structuring long-term incentive compensation packages by providing a mix of different types of long-term stock-based incentives.

As amended, the plan authorizes the Management Development and Compensation Committee to award stock options, restricted stock and other stock-based incentive awards to employees of Martin Marietta for the purpose of attracting, motivating, retaining and rewarding talented and experienced employees. The plan also provides for the automatic grant of non-qualified stock options to non-employee Directors of Martin Marietta on an annual basis, or as otherwise determined by the Board of Directors. Since 2005, Martin Marietta’s long-term compensation program consists of a mix of options and restricted stock units for senior level employees and restricted stock for other select employees.

The awards granted in 2012 were based on the achievement by Martin Marietta of performance measures described under LTIP Awards on pages 45 to 47.

A maximum of 5,000,000 shares of Martin Marietta’s common stock are authorized under the plan for grants to key employees. Of that amount, 1,500,000 shares are available under the Plan for restricted stock awards. Each award under the plan is evidenced by an award agreement setting forth the number and type of stock-based incentives subject to the award and such other terms and conditions applicable to the award as determined by the Committee. No individual may receive annual grants for more than 10% of the shares available under the plan.

Stock option awards to the named executive officers are made by the Committee, upon the recommendation of management of Martin Marietta, except for Mr. Nye, for whom the Committee formulates its own decision, and may be awarded based on past performance or as incentive for future efforts. Under the applicable award agreements, the 2012 options will vest and become exercisable in four equal increments on May 24, 2013, 2014, 2015, and 2016, and expire 8 years from the date of grant. Options awarded in 2012 expire 90 days following termination of employment, except in instances following death, disability or retirement. In the event of death, all outstanding options vest immediately and will expire one year following the date of death. For options awarded in 2012, the award agreement states that the terms of all outstanding options will be unaffected by normal retirement or disability and in the event of early retirement, options that are not vested will terminate on the second business day after such retirement and options that are vested will terminate 90 days thereafter unless the Chief Executive Officer or, in the case of Martin Marietta’s executive officers, the Committee, determines that all outstanding options will be unaffected by such retirement. In the event of a change of control (as defined in the plan), the vesting date of all outstanding options is accelerated so as to cause all outstanding options to become exercisable. The exercise price of the shares of common stock subject to options is set by the Committee and must be at least 100% of the fair market value of the shares on the date the option is granted.

Outstanding Equity Awards at Fiscal Year-End

The table below shows for each of the named executive officers information with respect to the unexercised stock options (columns (b), (c), (e), and (f)), stock unit awards (columns (g) and (h)) that have not vested, and equity incentive plan awards (columns (d), (i), and (j)) outstanding on December 31, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested[1] ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)		(i)	(j)
C. Howard Nye	13,165 15,707 11,279 5,598 3,152 0	0 0 3,760 5,598 9,457 16,317	[2] [3] [4] [5]		151.92 117.77 79.79 95.27 86.90 69.12	5/22/2015 5/28/2016 5/27/2017 5/27/2018 5/12/2019 5/24/2020	7,520 5,598 6,307 8,159 3,099 2,688	[6] [7] [8] [9] [10] [11]	$ $ $ $ $	708,986 527,779 594,624 769,231 292,174 253,425
Anne H. Lloyd	2,812 6,815 10,000 8,602 10,263 6,795 1,897 1,068 0	0 0 0 0 0 2,265 1,897 3,206 5,530	[2] [3] [4] [5]		61.05 89.02 42.38 151.92 117.77 79.79 95.27 86.90 69.12	5/24/2013 5/22/2014 8/17/2014 5/22/2015 5/28/2016 5/27/2017 5/27/2018 5/12/2019 5/24/2020	4,530 1,897 2,137 2,765 805 692	[6] [7] [8] [9] [10] [11]	$ $ $ $ $ $	427,088 178,849 201,476 260,684 75,895 65,242
Roselyn R. Bar	4,686 5,608 10,000 7,021 8,377 5,545 1,548 871 0	0 0 0 0 0 1,849 1,548 2,614 4,513	[2] [3] [4] [5]		61.05 89.02 42.38 151.92 117.77 79.79 95.27 86.90 69.12	5/24/2013 5/22/2014 8/17/2014 5/22/2015 5/28/2016 5/27/2017 5/27/2018 5/12/2019 5/24/2020	3,697 1,548 1,745 2,257 886 635	[6] [7] [8] [9] [10] [11]	$ $ $ $ $ $	348,553 145,945 164,519 212,790 83,532 59,868

Donald A. McCunniff	0	3,637	[5]		69.12	5/24/2020	1,819			$171,495
Dana F. Guzzo	927 1,020 2,000 1,055 1,244 827 231 145 0	0 0 0 0 0 276 231 437 1,959	[2] [3] [4] [5]		61.05 89.02 42.38 151.92 117.77 79.79 95.27 86.90 69.12	5/24/2013 5/22/2014 08/17/2014 5/22/2015 5/28/2016 5/27/2017 5/27/2018 5/12/2019 5/24/2020	551 231 293 980 338 235	[6] [7] [8] [9] [10] [11]	$ $ $ $ $ $	51,948 21,779 27,624 92,394 31,867 22,156
Former Executive Officer: Bruce A. Vaio	4,686 8,762 8,602 10,263 6,795 1,897 1,068 0	0 0 0 0 2,265[2] 1,897[3] 3,206[4] 5,530[5]			61.05 89.02 151.92 117.77 79.79 95.27 86.90 69.12	5/24/2013 5/22/2014 5/22/2015 5/28/2016 5/27/2017 5/27/2018 5/12/2019 5/24/2020	4,530[6] 1,897[7] 2,137[8] 2,765[9] 1,181 [10] 818[11]		$ $ $ $ $ $	427,088 178,849 201,476 260,684 111,345 77,121

1	Based on the closing price of our common stock as of December 31, 2012 ($94.28).

2	Options exercisable on May 27, 2013.

3	Options exercisable ratably in installments on May 27, 2013 and 2014.

4	Options exercisable ratably in installments on May 12, 2013, 2014 and 2015.

5	Options exercisable ratably in installments on May 24, 2013, 2014, 2015 and 2016.

6	Restricted stock units restrictions lapse on May 27, 2013.

7	Restricted stock units restrictions lapse on May 27, 2014.

8	Restricted stock units restrictions lapse on May 12, 2015.

9	Restricted stock units restrictions lapse on May 24, 2015.

10	Incentive Stock Plan units restrictions lapse on December 1, 2013.

11	Incentive Stock Plan units restrictions lapse on December 1, 2014.

Option Exercises and Stock Vested

The table below shows on an aggregated basis for each of the named executive officers information on (1) the exercise of options for the purchase of Martin Marietta’s common stock and (2) the vesting of stock, including restricted stock units and Incentive Stock Plan units, during the last completed fiscal year. There are no awards of stock appreciation rights for Martin Marietta’s common stock or other similar instruments.

OPTION EXERCISES AND STOCK VESTED TABLE

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[1] ($)
(a)	(b)	(c)	(d)	(e)
C. Howard Nye	0	0	11,972	835,791
Anne H. Lloyd	5,500	212,245	7,334	516,810
Roselyn R. Bar	0	0	6,212	430,669
Donald A. McCunniff	0	0	0	0
Dana F. Guzzo	0	0	622	43,304
Former Executive Officer:
Bruce A. Vaio[2]	5,000	222,100	14,738	3,483,757

1	The amounts in column (e) include the value of restricted stock unit awards at the time of vesting and the appreciation of both mandatory and voluntary contributions under the Incentive Stock Plan.

2

In connection with Mr. Vaio’s resignation, he became vested in all outstanding and unvested restricted stock units and Incentive Stock Plan units. The amount in column (e) includes the value of the restricted stock units and Incentive Stock Plan units on the date of vesting. The restricted stock units will be delivered on the originally scheduled delivery date as if Mr. Vaio had remained employed by the Company. The Incentive Stock Plan units will be delivered on the first day following the six month anniversary of Mr. Vaio’s resignation.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under our Pension Plan and Supplemental Excess Retirement Plan, determined using interest rate and mortality rate assumptions consistent with those used in Martin Marietta’s financial statements.

PENSION BENEFITS TABLE

Name (a)	Plan Name (b)	Numbers of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($)[1] (d)	Payments During Last Fiscal Year ($) (e)
C. Howard Nye	Pension Plan SERP	6.417 6.417	179,854 1,042,004
Anne H. Lloyd	Pension Plan SERP	14.583 14.583	454,156 1,169,911
Roselyn R. Bar	Pension Plan SERP	18.500 18.500	658,001 1,181,751
Donald A. McCunniff	Pension Plan SERP	1.417 1.417	35,389 59,972
Dana F. Guzzo	Pension Plan SERP	8.750 8.750	227,162 126,459
Former Executive Officer: Bruce A. Vaio	Pension Plan SERP	16.583 16.583	402,905 1,427,115

1

Amounts in column (d) reflect the valuation method and use the assumptions that are included in Notes A and J to Martin Marietta’s audited financial statements for the fiscal year ended December 31, 2012, included in Martin Marietta’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2013.

The Pension Plan is a defined benefit plan sponsored by Martin Marietta and covers all of Martin Marietta’s executive officers, including the named executive officers, and substantially all of the salaried employees of Martin Marietta on a non-contributing basis. Compensation covered by the Pension Plan generally includes, but is not limited to, base salary, executive incentive compensation awards, lump sum payments in lieu of a salary increase, and overtime. The normal retirement age under the Pension Plan is 65, but unreduced early retirement benefits are available at age 62 and reduced benefits are available as early as age 55. The calculation of benefits under the Pension Plan is generally based on an annual accrual rate, average compensation for the highest consecutive five years of the ten years preceding retirement, and the participant’s number of years of credited service (1.165% of average compensation up to social security covered compensation for service up to 35 years and 1.50% of average compensation over social security covered compensation for service up to 35 years and 1.50% of average compensation for service over 35 years.) Benefits payable under the Pension Plan are subject to current Internal Revenue Code limitation, including a limitation on the amount of annual compensation for purposes of calculating eligible remuneration for a participant under a qualified retirement plan ($250,000 in 2012). Martin Marietta’s Supplemental Excess Retirement Plan (“SERP”) is a restoration plan that generally provides for the payment of benefits in excess of the Internal Revenue Code limits, which benefits vest in the same manner that benefits vest under the Pension Plan. The SERP provides for a lump sum payment of the vested benefits provided by the SERP subject to the provisions of Section 409A of the Internal Revenue Code of 1986. None of the named executive officers are eligible for early retirement, which allows for payment to employees who are age 55 with at least five years of service at a reduced benefit based on the number of years of service and the number of years prior to age 62 at which the benefits began. The named executive officers are not yet eligible for early retirement, but would still be eligible for payments at age 55 at a reduced benefit based on the number of years of service and the number of years prior to age 65 at which the benefits began. The present value of the Pension Plan and SERP benefit, respectively, for Mr. Nye, Ms. Lloyd, Ms. Bar, Mr. McCunniff, and Ms. Guzzo, who are not yet retirement eligible, if they had terminated on December 31, 2012 and began collecting benefits at age 55 would be as follows: Mr. Nye, $142,915 and $868,538, respectively; Ms. Lloyd, $410,851 and $1,128,131, respectively; Ms. Bar, $635,557 and $1,216,775, respectively; Mr. McCunniff, $0 and $0, respectively, since he is not vested in the plan; and Ms. Guzzo, $184,613 and $109,532, respectively. Mr. Vaio, who resigned from Martin Marietta on December 28, 2012, became vested in his Pension Plan and SERP benefits in connection with his resignation. The present value of such benefits is $470,529 and $1,427,115, respectively. The amounts listed in the foregoing table are not subject to any deduction for Social Security benefits or other offset amounts.

Potential Payments Upon Termination or Change of Control

The discussion and tables below reflect the amount of potential payments and benefits to each of the named executive officers (other than Mr. Vaio) at, following, or in connection with any termination of such executive’s employment, including voluntary termination, involuntary not-for-cause termination, for-cause termination, normal retirement, early retirement, in the event of disability or death of the executive, and termination following a change of control. The amounts assume that such termination was effective as of December 31, 2012 and thus includes amounts earned through such time and are estimates of the amounts that would have been paid out to the executives upon their termination at such time. The actual amounts to be paid out can only be determined at the time of such executive’s actual separation from Martin Marietta. Mr. Vaio’s entitlements upon his resignation are described on page 62 of this Proxy Statement.

Payments Upon Any Termination.    Regardless of the manner in which the employment of a named executive officer terminates, he or she is entitled to receive the amounts earned during the term of employment, including cash compensation earned during the fiscal year, amounts contributed by the employee and Martin Marietta’s matching contributions to the Performance Sharing Plan, unused earned vacation pay and amounts accrued and vested through Martin Marietta’s Pension Plan and SERP.

Payments Upon Voluntary Termination.    In addition to the amounts described under the heading Payments Upon Any Termination, upon a voluntary termination of employment, the named executive officer would be entitled to receive the lower of the amount of cash contributed to the Incentive Stock Plan or the current market value of the common stock units credited to the employee measured by the New York Stock Exchange closing price of Martin Marietta’s common stock on the date of termination.

Payments Upon Involuntary Not-For-Cause Termination.    In addition to the amounts described under the heading Payments Upon Any Termination, upon an involuntary termination of employment not for cause, the named executive officer would be entitled to receive a prorated share of the common stock units credited to him or her under the Incentive Stock Plan paid out as shares of common stock and the remaining cash contribution invested by the employee in the plan.

Payments Upon Involuntary For-Cause Termination.    In the event of involuntary termination for cause, which is defined in the Employment Protection Agreement and the Stock-Based Award Plan, the named executive officer would be entitled to receive the payments and benefits described under the heading Payments Upon Voluntary Termination.

Payments Upon Retirement.    In the event of the retirement at age 62 or above of a named executive officer, in addition to the items described under the heading Payments Upon Any Termination, the executive will continue to hold all outstanding options unaffected by the retirement and retain such options for the remainder of the outstanding term; will continue to hold all awards of performance-based restricted stock unit awards for the remainder of the outstanding term unaffected by the retirement; will vest in all outstanding awards of common stock units under the Incentive Stock Plan; will be eligible to receive health and welfare benefits as described under the heading Retiree Medical on page 49(except Mr. Nye, who is not eligible for Retiree Medical); and will continue to receive life insurance coverage until his or her death.

Payments Made Upon Early Retirement.    In the event of the retirement prior to reaching age 62 but on or after reaching age 55, the named executive officer will receive benefits as described under the heading Payments Upon Voluntary Termination. In addition, the named executive officer will receive reduced benefits of the type described under Pension Benefits on pages 56 to 57 and may be eligible for benefits described under the heading Retiree Medical on page 49 at a higher cost.

Payments Upon Death or Disability.    In the event of the death or disability of a named executive officer, in addition to the payments and benefits under the headings Payments Upon Any Termination, the named executive officer or their estate will receive benefits under Martin Marietta’s long-term disability plan or life insurance plan, as appropriate, and a death benefit payment equal to the then-current base salary of such employee paid under the Pension Plan plus one month base salary. In addition, in the event of death, all awards of restricted stock units and options will vest and the executive or their estate will have one year to exercise the options. In the event of disability, the executive will continue to hold all outstanding options unaffected by the disability and retain such options for the remainder of the outstanding term; will continue to hold all awards of performance-based restricted stock unit awards for the remainder of the outstanding term unaffected by the disability; and will vest in all outstanding awards of common stock units under the Incentive Stock Plan.

Payments Upon a Change of Control.    Martin Marietta has entered into Employment Protection Agreements, as amended from time to time, with each of the named executive officers. The purpose of these agreements is to provide Martin Marietta’s key executives with payments and benefits upon certain types of terminations within two years and 30 days following a “Change of Control.” For purposes of the agreements, a Change of Control is generally defined as (i) the acquisition by any person, or related group of persons, of 40% or more of either the outstanding common stock of Martin Marietta or the combined voting power of Martin Marietta’s outstanding securities, (ii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of Martin Marietta’s assets following which Martin Marietta’s shareholders before such event fail to own more than 50% of the resulting entity, (iii) a change in the majority membership of the Board, or (iv) a liquidation or dissolution of Martin Marietta.

The agreements provide that if, within the two-year period following a Change of Control, an executive is terminated without “Cause” (as defined in the agreements) or terminates his employment with “Good Reason” (as defined in the agreements), or if the executive voluntarily terminates his employment for any reason during the thirty-day period following the second anniversary of the Change of Control (except as described below), Martin Marietta is obligated to pay the executive, in a lump sum, an amount equal to three times the sum of the executive’s base salary, annual bonus, perquisites and Martin Marietta’s match to the defined contribution plan; the payment of a pro-rata annual target bonus in the year of termination as determined under the Executive Incentive Plan (for Mr. Nye such target bonus is 100% for purposes of the Employment Protection Agreement); and a continuation of health, medical and other insurance benefits for a period of three years following termination. The rationale for selecting these triggers is to encourage the named executive officers to remain focused on Martin Marietta, its performance and matters that are in the best interests of its shareholders rather than be distracted by the personal impact to their employment that the change of control may have. The rationale for selecting the latter trigger is to provide an incentive for the executive to remain with Martin Marietta for at least two years following a Change of Control and provide a limited period during which the executive could terminate his or her employment for no reason and obtain payment under his or her Employment Protection Agreement. For purposes of the agreements, “base salary” means the highest annual rate of base salary that the executive received within the twelve-month period ending on the date of the Change of Control, and “annual bonus” means the executive’s highest annual bonus paid during the period beginning five years prior to the Change of Control and ending on the date of the executive’s termination of employment. In addition, for three years following termination of employment, Martin Marietta must provide the executive with welfare benefits that are generally as favorable as those the executive enjoyed prior to the Change of Control. Executives also are credited with an additional three years of service under the defined benefit plan, are eligible to retire after age 55 without reduction in benefits and with a lump sum payment based on a 0% discount rate. Martin Marietta must also continue to provide the executive all benefits provided under Martin Marietta’s defined benefit and defined contribution retirement plans and provide the executive with the same retiree medical benefits that were in effect for retirees immediately prior to the Change of Control. Furthermore, the agreements provide for “gross up” payments to compensate the executives for any golden parachute excise taxes imposed under the Internal Revenue Code on account of the severance amounts. Gross-up payments are provided to ensure that executives retain the full value of these awards in these termination scenarios. The agreements also have confidentiality requirements to ensure that the executives do not disclose any confidential information relating to Martin Marietta.

The term of the agreements is one year following their effective dates. On each anniversary date of the effective date, the agreements are renewed for one additional year, unless either party gives notice of its intent to cancel the automatic extension. If, prior to termination, a Change of Control occurs or the Board becomes aware of circumstances which in the ordinary course result in a Change of Control, then under no circumstances will the agreements terminate prior to 31 days after the second anniversary of the Change of Control. Mr. Vaio’s Employment Protection Agreement terminated on December 28, 2012.

Value of Payments Upon Termination.    The following tables show the potential incremental payments to each of our named executive officers (other than Mr. Vaio) upon termination, including in the event of a change of control of Martin Marietta, assuming a December 31, 2012 termination date and, where applicable, using the New York Stock Exchange closing price of our common stock of $94.28 on December 31, 2012.

Mr. Vaio resigned effective December 28, 2012. In connection with Mr. Vaio’s resignation, Martin Marietta entered into certain agreements with him which, among other things, provide the following benefits: monthly severance pay equal to $41,667 per month for a period of 36 months, paid in equal semi-monthly installments; continued health and certain other benefit coverage for a period of 18 months, which will terminate if he subsequently becomes covered by a health plan of a new employer; vesting of all of his then outstanding unvested restricted share units and accrued benefits under the SERP; continued vesting of all of his outstanding options as if he had remained employed; continued eligibility for a pro-rated annual incentive award for 2012 (at his target of 80% of his base salary) based on time actually worked, payable in accordance with the terms of the Executive Incentive Plan; outplacement assistance for twelve months; eligibility to purchase his company vehicle; and a cash payment in the amount of $1,061,808 (less applicable withholding tax), payable on January 5, 2016. All such payments (except the right to purchase the Company vehicle) are subject to (1) Mr. Vaio’s continued compliance with certain post-employment restrictive covenants, including non-compete and confidentiality provisions and (2) clawback provisions in the event of violation of these covenants and in certain other circumstances.

POTENTIAL INCREMENTAL PAYMENTS UPON TERMINATION

OR CHANGE OF CONTROL AT DECEMBER 31, 2012

Name	Benefit or Payment[1]	Retirement[9]	Involuntary Not-for-Cause Termination	Disability	Death	Change- of-Control
C. Howard Nye	Cash Severance[2]					$4,457,778
	Unvested Restricted Stock Units[3]				$2,600,620	$2,600,620
	Unexercisable Options[4]				$534,806	$534,806
	Unvested Incentive Stock Plan Units[5]	$160,521	$80,894	$160,521	$160,521	$160,521
	Retirement Plans[6]			$2,177,908	$640,245	$4,122,009
	Health and Welfare Benefits[7]					$63,462
	Retiree Medical Benefits[8]
	Excise Tax & Gross-up					$4,325,153
Anne H. Lloyd	Cash Severance[2]					$2,395,893
	Unvested Restricted Stock Units[3]				$1,068,097	$1,068,097
	Unexercisable Options[4]				$195,612	$195,612
	Unvested Incentive Stock Plan Units[5]	$41,515	$20,953	$41,515	$41,515	$41,515
	Retirement Plans[6]			$855,037	$99,042	$2,987,203
	Health and Welfare Benefits[7]
	Retiree Medical Benefits[8]
	Excise Tax & Gross-up					$2,336,362
Roselyn R. Bar	Cash Severance[2]					$1,937,552
	Unvested Restricted Stock Units[3]				$871,807	$871,807
	Unexercisable Options[4]				$159,621	$159,621
	Unvested Incentive Stock Plan Units[5]	$42,001	$21,830	$42,001	$42,001	$42,001
	Retirement Plans[6]			$409,301		$2,434,690
	Health and Welfare Benefits[7]					$63,462
	Retiree Medical Benefits[8]					$45,918
	Excise Tax & Gross-up					$1,960,004
Donald A. McCunniff	Cash Severance[2]					$1,185,665
	Unvested Restricted Stock Units[3]				$171,495	$171,495
	Unexercisable Options[4]				$91,507	$91,507
	Unvested Incentive Stock Plan Units[5]
	Retirement Plans[6]			$252,750		$537,920
	Health and Welfare Benefits[7]					$33,600
	Retiree Medical Benefits[8]
	Excise Tax & Gross-up					$837,997
Dana F. Guzzo	Cash Severance[2]					$1,238,060
	Unvested Restricted Stock Units[3]				$193,745	$193,745
	Unexercisable Options[4]				$56,505	$56,505
	Unvested Incentive Stock Plan Units[5]	$15,812	$8,258	$15,812	$15,812	$15,812
	Retirement Plans[6]			$227,539	$15,913	$885,608
	Health and Welfare Benefits[7]					$63,462
	Retiree Medical Benefits[8]
	Excise Tax & Gross-up					$1,065,196

1

The table does not include information with respect to plans or arrangements that are available generally to all salaried employees and that do not discriminate in favor of executive officers. The table reflects the incremental value over the amounts to which the named executive officer would have been entitled on a voluntary resignation on December 31, 2012.

2	Assumes all earned base salary has been paid.

3	Reflects the estimated lump-sum intrinsic value of all unvested restricted stock units.

4	Reflects the estimated lump-sum intrinsic value of unvested stock options.

5	Reflects the difference between the value of the unvested Incentive Stock Plan share units at year-end and the amount of cash invested by the executive officer in the share units.

6

Reflects the incremental value of the benefit (including three times Martin Marietta’s match to the defined contribution plan) payable upon a qualifying termination of employment following a change of control. The table does not include information related to the form and amount of payments or benefits that are not enhanced or accelerated in connection with any termination that would be provided by Martin Marietta’s retirement plans, which is disclosed in the Pension Benefits Table and the accompanying narrative on pages 57 to 58.

7

Reflects the estimated incremental lump-sum present value of all future premiums that would be paid on behalf of the named executive officer under Martin Marietta’s health and welfare plans, including long-term disability and life insurance.

8

Reflects the estimated incremental value of the benefit to which the named executive officer would be entitled payable on a Change of Control. Assumes postretirement medical coverage begins after 3 years of active welfare coverage but no earlier than age 55.

9

Mr. Nye, Ms. Lloyd, Ms. Bar, Mr. McCunniff, and Ms. Guzzo were not eligible to retire on December 31, 2012. Reflects the value as if Mr. Nye, Ms. Lloyd, Ms. Bar, Mr. McCunniff, and Ms. Guzzo were retirement eligible on December 31, 2012.

PROPOSAL 4

ADVISORY VOTE ON THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS

(Item 4 on Proxy Card)

Public companies are required to provide their shareholders with a periodic opportunity to endorse or not endorse our executive officer pay program and policies. The Board of Directors has elected to do so annually and intends to present through the following non-binding resolution for approval by shareholders at the annual meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the overall compensation paid to Martin Marietta’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in this Proxy Statement in the Compensation Discussion and Analysis and in the narrative and tabular disclosure under the heading “Executive Compensation.”

Shareholders are urged to read the Compensation Discussion and Analysis and consider the various factors regarding compensation that are discussed. We believe that our executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles. Our executive compensation policies have enabled us to implement our compensation philosophy and achieve its goals. We believe that compensation awarded to our named executive officers in 2012 was appropriate and aligned with 2012 performance and position for growth in future years. The results of the vote on this resolution are advisory and will not be binding upon the Board of Directors. However, the Board values our shareholders’ opinions, and consistent with our record of shareholder engagement, will consider the outcome of the vote in making future executive compensation decisions.

THE BOARD UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THIS PROPOSAL

Securities Authorized for Issuance Under Equity Compensation Plans

The following table shows information as of December 31, 2012 regarding Martin Marietta’s compensation plans that allow Martin Marietta to issue its equity securities. Martin Marietta’s equity compensation plans consist of the Amended and Restated Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors (the “Directors’ Plan”), the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan (the “Stock-Based Award Plan”), under which the Martin Marietta Materials, Inc. Incentive Stock Plan (the “Incentive Stock Plan”) was adopted, the Martin Marietta Materials, Inc. Amended Omnibus Securities Award Plan (the “Omnibus Securities Award Plan”), and the Martin Marietta Materials, Inc. Shareholder Value Achievement Plan (the “Achievement Plan”). Martin Marietta’s shareholders have approved all of these plans. Martin Marietta has not entered into any individual compensation arrangements that would allow it to issue its equity securities to employees or non-employees in exchange for goods or services.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)[1]	(b)[2]	(c)[3]
Equity compensation plans approved by shareholders	1,294,278	77.72	837,745
Equity compensation plans not approved by shareholders	None	None	None
TOTAL	1,294,278	77.72	837,745

1

Includes 1,027,957 stock options that have a weighted-average exercise price of $96.10; 238,594 restricted stock units that have a $0 exercise price; and 27,727 stock units granted in accordance with Martin Marietta’s Incentive Stock Plan that are credited to participants at an average weighted cost of $65.14. The restricted stock units and stock units granted in accordance with Martin Marietta’s Incentive Stock Plan represent Martin Marietta’s obligation to issue shares in the future subject to certain conditions in accordance with Martin Marietta’s Stock-Based Award Plan.

2	The weighted-average exercise price does not take into account the restricted stock units and stock units for which there is no exercise price.

3

Includes shares of Martin Marietta’s common stock available for issuance (other than those reported in column (a)) under Martin Marietta’s equity compensation plans as of December 31, 2012 in the following amounts: Directors’ Plan (166,841 shares), Stock-Based Award Plan (462,929 shares), and Achievement Plan (207,975 shares). The Directors’ Plan provides that nonemployee directors may elect to receive all or a portion of their fees in the form of common stock. Under the Achievement Plan, awards can be granted to key senior employees based on certain common stock performance over a long-term period. No awards have been granted under this plan since 2000.

INCORPORATION BY REFERENCE

The Audit Committee Report beginning on page 31 and the Management Development and Compensation Committee Report beginning on page 32 do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Martin Marietta under the Securities Act of 1933 or the Securities Exchange Act of 1934, or subject to Regulation 14A or to the liabilities of Section 18 of the Exchange Act, except to the extent that Martin Marietta specifically requests that the information be treated as soliciting material or specifically incorporates such information by reference.

SHAREHOLDERS’ PROPOSALS FOR 2014 ANNUAL MEETING

Proposals by shareholders intended to be presented at the 2014 Annual Meeting of Shareholders of Martin Marietta must be received by the Secretary of Martin Marietta no later than December 17, 2013 in order to be included in the proxy statement and on the proxy card that will be solicited by the Board of Directors in connection with that meeting. The inclusion of any proposal will be subject to applicable rules of the Securities and Exchange Commission. In addition, the Bylaws of Martin Marietta establish an advance notice requirement for any proposal of business to be considered at an annual meeting of shareholders, including the nomination of any person for election as Director. In general, written notice must be received by the Secretary of Martin Marietta at its principal executive office, 2710 Wycliff Road, Raleigh, North Carolina 27607, not less than 60 days nor more than 90 days prior to the first anniversary of the mailing of the preceding year’s proxy statement in connection with the annual meeting and must contain specified information concerning the matter to be brought before such meeting and concerning the shareholder proposing such a matter. Accordingly, to be considered at the 2014 Annual Meeting of Shareholders, proposals must be received by the Secretary of Martin Marietta no earlier than January 16, 2014 and no later than February 15, 2014. Any waiver by Martin Marietta of these requirements with respect to the submission of a particular shareholder proposal shall not constitute a waiver with respect to the submission of any other shareholder proposal nor shall it obligate Martin Marietta to waive these requirements with respect to future submissions of the shareholder proposal or any other shareholder proposal. Any shareholder desiring a copy of the Bylaws of Martin Marietta will be furnished one without charge upon written request to the Secretary of Martin Marietta at its principal executive office, 2710 Wycliff Road, Raleigh, North Carolina 27607.

MARTIN MARIETTA MATERIALS, INC.

April 16, 2013

APPENDIX A

MARTIN MARIETTA MATERIALS, INC.

GUIDELINES FOR POTENTIAL NEW BOARD MEMBERS

Preamble:    The following considerations are one of the tools used to assist the Nominating and Corporate Governance Committee in the exercise of its responsibility to evaluate the suitability of new potential candidates for the Board of Directors, consistent with any criteria set out in Martin Marietta’s Corporate Governance Guidelines. In evaluating a new potential candidate who is not an employee or former employee of Martin Marietta, the Nominating and Corporate Governance Committee would take into consideration the extent to which the candidate has the personal characteristics and core competencies outlined in one or more of the guidelines set out below, and would take into account all other factors it considers appropriate, including the overall composition of the Board. These guidelines are in addition to and are not intended to change or interpret any law or regulation, or Martin Marietta’s Articles of Incorporation or Bylaws. The guidelines are subject to modification from time to time by the Nominating and Corporate Governance Committee.

1. Candidates should have a long-term history of the highest integrity and should ascribe fully to the ethics program of Martin Marietta.

2. Candidates should be experienced, seasoned and have mature business judgment. It would be desirable if they are still active in their careers.

3. Consideration should be given to matching the geographic base of the candidate with the geographic coverage of Martin Marietta.

4. Consideration should be given to diversity on the Board. Such diversity may include type of experience, education, skill sets, ethnic origin, gender and other items that will enable the Board to have broad knowledge base and diverse viewpoints.

5. Generally, candidates should not come from firms or companies that are significant sellers or buyers of goods and services to or from Martin Marietta.

6. Candidates who would serve on Martin Marietta’s Audit Committee, Nominating and Corporate Governance Committee, or Management Development and Compensation Committee should be “independent” as defined by the Securities and Exchange Commission, the New York Stock Exchange and Martin Marietta’s Corporate Governance Guidelines.

7. Given the nature of Board governance, the background and expertise of candidates should reflect the skill needs of the Board and Martin Marietta. With the Securities and Exchange Commission requirements with respect to audit committees and the financial nature of much of what the Board is responsible for, a significant number of Board members need to have strong financial knowledge.

8. Candidates should have significant professional experience to make a significant contribution to the Board such that the overall composition of the Board includes expertise in the following areas: audit committee financial experts, legal, human resources, business strategy, marketing, the primary businesses in which Martin Marietta operates, and other areas of importance to Martin Marietta.

A-1

9. Public company experience is highly desirable.

10. Candidates from education or nonprofit organizations will be considered where there is a specific priority need identified by the Board and where such a candidate can add value.

11. Board candidates ideally would serve on no more than three for-profit boards inclusive of Martin Marietta Materials to assure adequate time to discharge the duties of a Board member.

A-2

APPENDIX B

NON-GAAP FINANCIAL MEASURES

Adjusted net earnings attributable to Martin Marietta (“Adjusted Net Earnings”) and adjusted earnings per diluted share (“Adjusted EPS”) and the percentage change in Adjusted EPS for the year ended December 31, 2012 compared with 2011 represent non-GAAP financial measures as they exclude the impact from business development expenses. Management presents these non-GAAP measures in its Compensation Discussion and Analysis as these represent measures Martin Marietta’s Management Development and Compensation Committee (“the Committee”) considered in determining executive incentive compensation for the year ended December 31, 2012. The Committee believed the assessment of management’s performance for 2012 should be exclusive of business development expenses, the majority of which related to a proposed significant business combination that was not consummated. Further, Martin Marietta believes that Adjusted Net Earnings and Adjusted EPS represent more meaningful comparisons of performance considering the unusually significant impact of business development expenses in 2012 and 2011.

The following presents the calculation of the earnings per diluted share impact of business development expenses, reconciles net earnings attributable to Martin Marietta in accordance with generally accepted accounting principles (“GAAP”) to Adjusted Net Earnings for the years ended December 31, 2012 and 2011, reconciles earnings per diluted share in accordance with GAAP to Adjusted EPS for the years ended December 31, 2012 and 2011, and presents the percentage increase in Adjusted EPS for the year ended December 31, 2012 compared with 2011 (dollars, other than per share amounts, and number of shares in millions):

	Year Ended December 31,
	2012	2011
Business development expenses	$35.1	$18.6
Income tax effect	13.9	7.2

After-tax impact of business development expenses	$21.2	$11.4

Diluted number of common shares outstanding	46.0	45.8

Earnings per diluted share impact of business development expenses	$0.46	$0.25

	Year Ended December 31,
	2012	2011
Net earnings attributable to Martin Marietta in accordance with GAAP	$84.5	$82.4
Add: after-tax impact of business development expenses	21.2	11.4

Adjusted Net Earnings	$105.7	$93.8

B-1

	Year Ended December 31,
	2012	2011
Earnings per diluted share in accordance with GAAP	$1.83	$1.78
Add: EPS impact of business development expenses	0.46	0.25

Adjusted EPS	$2.29	$2.03

Adjusted EPS for year ended December 31, 2012	$2.29

Adjusted EPS for year ended December 31, 2011		$2.03

Percentage increase in Adjusted EPS in 2012 compared with 2011	13%

B-2

APPENDIX C

Proposed Amendments to Martin Marietta’s Articles of Incorporation Regarding Majority Voting in Director Elections Other Than Contested Elections

(a) The following is added as new Article 5(b)(iv) immediately following Article 5(b)(iii):

“(iv) Except as otherwise provided in these Articles, for the election of directors, other than with respect to a Contested Election (as defined below), by the shareholders at any annual meeting, or special meeting called for that purpose, at which a quorum is present each director shall be elected by a vote of the majority of the votes cast with respect to the election of such director by the shares entitled to vote in the election of directors at such meeting. In a Contested Election, directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors at such a meeting at which a quorum is present. For purposes of this Article 5(b)(iv), a “vote of the majority of the votes cast” means a shareholder vote in which the number of votes cast “for” the election of a director exceeds the number of votes cast “against” that director’s election. A “Contested Election” means an election of directors at a meeting of shareholders for the election of directors for which there are more nominees for election to the Board of Directors than open directorships on the Board of Directors to be filled pursuant to that election. In the event that, other than in a Contested Election, a nominee is not elected by a vote of the majority of the votes cast with respect to that nominee’s election, the Board of Directors may decrease the number of directors, fill any vacancy or take other appropriate action.”

(b) The final sentence of Article 5(a) is amended and restated to read as follows (with deletions marked by strikethrough and additions, if any, marked by underlining):

“By vote of a majority of the Board of Directors or shareholders of the Corporation, the number of directors of the Corporation may be increased or decreased, from time to time, within the range above specified ~~provided, however, that the tenure of office of a director shall not be affected by any decrease in the number of directors so made by the Board or the shareholders~~.”

(c) The final sentence of Article 5(b)(i) (which reads: “Those persons who receive the highest votes at a meeting at which a quorum is present shall be deemed to have been elected”) is deleted in its entirety.

(d) The final sentence of Article 5(b)(ii) is amended and restated to read as follows (with deletions, if any, marked by strikethrough and additions marked by underlining):

“A director shall hold office until the annual meeting for the year in which his or her term expires, and shall continue to hold office after the expiration of such term only until his or her successor shall be elected and shall qualify or until there is a decrease in the number of directors, subject, in each instance, however, to prior death, resignation, retirement, disqualification or removal from office.”

C-1

(e) The first sentence of Article 5(c) is amended and restated to read as follows (with deletions marked by strikethrough and additions marked by underlining):

“Except for vacancies resulting from an increase in the number of directors, vacancies ~~Vacancies~~ in the Board of Directors, ~~except for vacancies resulting from an increase in the number of directors~~ including vacancies resulting from the failure of the shareholders to elect the full authorized number of directors, shall be filled only by a majority vote of the ~~remaining~~ directors then in office, though less than a quorum, except that vacancies resulting from removal from office by a vote of the shareholders may be filled by the shareholders at the same meeting at which such removal occurs.”

(f) The final sentence of Article 5(c) is amended and restated to read as follows (with deletions marked by strikethrough and additions marked by underlining):

“No decrease in the number of directors constituting the Board of Directors shall ~~affect the tenure~~ shorten the term of any incumbent director.”

C-2

Martin Marietta Materials, Inc.

2710 Wycliff Road

Raleigh, NC 27607

919-781-4550

www.martinmarietta.com

NYSE Stock Symbol: MLM

▼ FOLD AND DETACH HERE ▼

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MARTIN MARIETTA MATERIALS, INC.

Proxy solicited by the Board of Directors for the

Annual Meeting to be held May 23, 2013

The undersigned hereby appoints C. Howard Nye and Anne H. Lloyd, and each or either of them, proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated below, all shares of the common stock of the undersigned in Martin Marietta Materials, Inc. at the Annual Meeting of Shareholders to be held on May 23, 2013, and at any adjournment thereof.

YOU DO NOT NEED TO MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. PLEASE DATE AND SIGN THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR ITEMS 1, 2, 3 AND 4:

1.	Election of Directors: Nominees are C. Howard Nye, Laree E. Perez and Dennis L. Rediker for the terms described in the Martin Marietta Materials, Inc. Proxy Statement dated April 16, 2013.

☐ For all listed nominees (except do not vote for the nominee(s) whose name(s) I have written below):

☐ Withhold Authority to vote for the listed nominees

2.	To amend Martin Marietta Materials, Inc.’s Articles of Incorporation to provide for majority voting in director elections other than contested elections.

☐ For                                                 ☐ Against                                                 ☐ Abstain

3.	Ratification of appointment of Ernst & Young LLP as independent auditors for 2013.

☐ For                                                 ☐ Against                                                 ☐ Abstain

4.	To approve, by a non-binding advisory vote, the compensation of Martin Marietta Materials, Inc.’s named executive officers.

☐For                                                 ☐ Against                                                 ☐ Abstain

5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournments thereof.

MARTIN MARIETTA MATERIALS, INC.

▼ FOLD AND DETACH HERE ▼

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This proxy is solicited by the Board of Directors of Martin Marietta Materials, Inc. and when properly executed will be voted as specified herein and, unless otherwise directed, will be voted FOR the election of all nominees as Directors, FOR the proposal to amend Martin Marietta Materials, Inc.’s Articles of Incorporation to provide for majority voting in director elections other than contested elections, FOR the ratification of appointment of Ernst & Young LLP as independent auditors for 2013, and FOR the proposal to approve, by a non-binding advisory vote, the compensation of our named executive officers. The Board of Directors recommends voting FOR each item.

Receipt of Notice of Annual Meeting of Shareholders and accompanying Proxy Statement is hereby acknowledged.

Please date and sign exactly as printed below and return promptly in the enclosed postage paid envelope

Dated: , 2013

Signature and Title

Signature if held jointly

(When signing as attorney, executor, administrator, trustee, guardian, etc., give title as such. If joint account, each joint owner should sign. If a corporation or a partnership, sign full corporate name or partnership name, as the case may be, by an authorized person.)